Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of May 23, 2008, by and among EMRISE Electronics Corporation, a New Jersey corporation (“Buyer”), EMRISE Corporation, a Delaware corporation and parent of Buyer (“EMRISE”), Charles S. Brand, an individual (“Brand”), Advanced Control Components, Inc., a New Jersey corporation (the “Company”), Thomas P. M. Couse, an individual (“Couse”), Joanne Couse, an individual (“J. Couse”), Michael Gaffney, an individual (“Gaffney”), and Custom Components, Inc., a New Jersey corporation (“Parent”).  Couse and Brand are collectively referred to as “Majority Owners,” and each individually as a “Majority Owner.”  Couse, Brand, J. Couse and Gaffney are collectively referred to as “Sellers,” and each individually as a “Seller.”  Buyer, Sellers, the Company, and Parent are referred to collectively as the “Parties,” and each individually as a “Party.”

R E C I T A L S

A.                                   Couse, J. Couse, Gaffney and Parent in the aggregate own all of the Capital Equity (as hereinafter defined) of the Company.  Parent owns 80% of the issued and outstanding common stock of the Company. Couse and J. Couse each own 10% of the issued and outstanding common stock of the Company (collectively, the “Company Shares”).  Pursuant to that certain letter from the Company to Gaffney dated July 19, 2004, Gaffney holds an option (the “Gaffney Option”) to acquire 1% of the issued and outstanding common stock of the Company.

B.                                     Couse and J. Couse desire to sell, and Buyer desires to purchase, all of the Company Shares, for the consideration and on the terms set forth in this Agreement.  Gaffney desires to terminate the Gaffney Option for the consideration and on the terms set forth in this Agreement.

C.                                     Brand owns all of the issued and outstanding shares of Capital Equity of Parent (the “Parent Shares”).

D.                                    Brand desires to sell, and Buyer desires to purchase, all of the Parent Shares, for the consideration and on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Acceleration Event Amount” shall have the meaning set forth in Section 2.6(i).

“Accounting Firm” shall have the meaning set forth in Section 2.5(a).

“Accounts Receivable” shall have the meaning set forth in Section 3.8(b).

“Acquisition Proposal” shall have the meaning set forth in Section 5.7.

“Adjusted Closing Net Working Capital” shall equal the sum of (a) Closing Net Working Capital plus (b) the amount by which the actual expenses incurred by the Company in connection with the audit of the Company’s financial statements pursuant to Section 5.7 exceed the amount accrued for such audit on the Closing Balance Sheet, if any.

“Advisory Services Agreement” shall have the meaning set forth in Section 2.4(a)(v).

“Affiliate” shall mean with respect to any particular Person any other Person controlling, controlled by or under common control with such Person.  For purposes of this Agreement, Majority Owner shall not be deemed an Affiliate of Buyer, Parent or the Company after the Closing.

“Aggregate Basket” shall have the meaning set forth in Section 10.6.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Contract” shall mean any Contract (a) under which Parent or the Company has or may acquire any rights, (b) under which Parent or the Company has or may become subject to any obligation or liability, or (c) by which Parent or the Company or any of the assets owned or used by it is or may become bound.

“Arbitrator” shall have the meaning set forth in Section 11.1(e).

“Audited Company Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Audited Company Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Brand” shall have the meaning set forth as defined in the first paragraph of this Agreement.

“Brand Employment Agreement” shall have the meaning set forth in Section 2.4(a)(iv).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks in the State of New Jersey are authorized or required to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Capital Gains Increase Payment” shall have the meaning set forth in Section 2.7.

“Capital Gains Tax Rate Increase” shall have the meaning set forth in Section 2.7.

“Capital Equity” shall mean any and all shares, interests, participations or other equivalents (however designated) of equity of a corporation, and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase any of the foregoing.

“Cash Consideration” shall have the meaning set forth in Section 2.2(a).

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Closing Date” shall mean the date and time as of which the Closing actually takes place.

“Closing Net Cash” shall equal (a) cash on hand plus (b) the amount of the Employee Retention Bonuses paid at Closing plus (c) up to $50,000 related to the cost of equipment purchased by the Company since September 30, 2007 minus (c) total debt (excluding leases entered into by the Company after September 30, 2007 with an aggregate value of up to $425,000) of the Company as of the Closing Date determined in accordance with GAAP, applying the same accounting principles, policies and practices that were used in preparing the Audited Company Financial Statements.

“Closing Net Working Capital” shall equal (a) accounts receivable plus (b) inventory plus (c) deferred tax asset minus (d) accounts payable minus (e) accrued expenses (excluding any accrual related to the Employee Retention Bonuses) minus (f) accrued corporate income tax of the Company as of the Closing Date determined in accordance with GAAP, applying the same accounting principles, policies and practices that were used in preparing the Audited Company Financial Statements.

“Collateral Assignment” shall mean the Collateral Assignment of Rights Under Purchase Agreement by and among Buyer, EMRISE and EMRISE’s senior lender pursuant to which Buyer and EMRISE are assigning all of their rights and remedies with respect to this Agreement in the form of Exhibit 1 attached hereto.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Leases” shall have the meaning set forth in Section 3.6(d).

“Company Leased Real Property” shall have the meaning set forth in Section 3.6(d).

“Company Improvements” shall have the meaning set forth in Section 3.6(h).

“Company Real Property Permits” shall have the meaning set forth in Section 3.6(i).

“Company Shares” shall have the meaning set forth in Recital A of this Agreement.

 “Consent” shall mean any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Consent to Collateral Assignment” shall have the meaning set forth in Section 2.4(a)(viii).

“Contemplated Transactions” shall mean all of the transactions contemplated by this Agreement, including:

(a)                                  the sale of the Company Shares by Couse and J. Couse to Buyer;

(b)                                 the termination of the Gaffney Option by Gaffney in exchange for the consideration to be paid by Buyer hereunder;

(c)                                  the sale of the Parent Shares by Brand to Buyer;

(d)                                 the execution, delivery, and performance of the Noncompetition Agreements, the Sellers’ Releases, the Brand Employment Agreement, the Advisory Services Agreement, the Subordinated Contingent Notes, the Security Agreement, the Guaranty, the Intercreditor Agreement, the Subordination Agreement, the Collateral Assignment, the Consent to Collateral Assignment and the Employee Retention Bonus Agreements (collectively, the “Related Agreements”);

(e)                                  the performance by Buyer, Sellers and the Company of their respective covenants and obligations under this Agreement and the Related Agreements; and

(f)                                    Buyer’s acquisition and ownership of the Parent Shares and Company Shares.

“Contingent Note Threshold” shall have the meaning set forth in Section 2.6(d)(i).

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” shall have the meaning set forth in Section 3.22(a)(iii).

“Couse” shall have the meaning set forth in the first paragraph of this Agreement.

“Credit Facility” shall mean the Company’s credit facility with Sun National Bank.

“Damages” shall have the meaning set forth in Section 10.2.

“Deferred Purchase Price” shall have the meaning set forth in Section 2.6(a).

“Deferred Purchase Price Payments” shall have the meaning set forth in Section 2.6(e)(ii).

“Disclosure Schedule” shall mean the disclosure schedule delivered by Majority Owners to Buyer concurrently with the execution and delivery of this Agreement, as amended pursuant to Section 5.5.

“Dispute Notice” shall have the meaning set forth in Section 2.6(b).

“Employee Retention Bonus Agreement” shall have the meaning set forth in Section 7.11.

“Employee Retention Bonuses” shall mean the bonuses payable to key employees of the Company in the amounts and upon the timing set forth in Section 3.20(f) of the Disclosure Schedule.  The Company shall pay all employer taxes related to the Employee Retention Bonuses and retain any tax benefit related to the Employee Retention Bonuses.

“EMRISE” shall have the meaning set forth in the first paragraph of this Agreement.

“EMRISE’s Policies and Procedures” shall mean all policies and procedures of EMRISE and/or Buyer, including but not limited to policies and procedures relating to corporate governance, internal financial disclosure controls and procedures, internal audit policies, documentation of contracts and regulatory and legal compliance.

“Encumbrance” shall mean any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or material restriction of any kind, including any material restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” shall mean any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)                                  any environmental, health, or safety matters or conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)                                  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” shall mean any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, Governmental Bodies, and the public of intended or actual Release or Threat of Release of Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)                                  reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of Hazardous Materials;

(d)                                 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting the Environment, natural resources, species, or ecological resources;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(g)                                 cleaning up pollutants that have been Released, preventing the Threat of Release, or paying the costs of such Cleanup or prevention; or

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by Parent or the Company and any buildings, structures, or equipment (including motor vehicles) currently or formerly owned or operated by Parent or the Company.

“Family” shall have the meaning set forth in the definition of Related Person.

“Financial Statements” shall mean the Unaudited Company Financial Statements, the Audited Company Financial Statements and the Unaudited Parent Financial Statements.

“First Deferred Purchase Price Payment” shall have the meaning set forth in Section 2.6(d)(ii).

“First Deferred Purchase Price Payment Threshold” shall have the meaning set forth in Section 2.6(d)(ii).

“First Measurement Period” shall have the meaning set forth in Section 2.6(d)(i).

“First Period Note Amount” shall have the meaning set forth in Section 2.6(d)(i).

“Forecasts” shall have the meaning set forth in Section 2.6(f).

 “GAAP” shall mean generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Gaffney” shall have the meaning set forth in the first paragraph of this Agreement.

“Gaffney Option” shall have the meaning set forth in Recital A of this Agreement.

“Guaranty” shall have the meaning set forth in Section 2.6(i).

“Governmental Authorization” shall mean any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any:

(a)                                  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                 federal, state, local, municipal, foreign, or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal);

(d)                                 multinational organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, investigative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, disposal, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons, or property or the Environment on or off the Facilities, or that may affect the value of the Facilities or the Company, except as in accordance with Environmental Law or as otherwise authorized pursuant to Federal, State or local law.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, harmful, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons” shall have the meaning set forth in Section 10.2.

“Intellectual Property Assets” shall have the meaning set forth in Section 3.22(a).

“Intercreditor Agreement” shall have the meaning set forth in Section 2.4(a)(vii).

“Interim Company Balance Sheet” shall have the meaning set forth in Section 3.4(a).

“Interim Company Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Interim Parent Balance Sheet” shall have the meaning set forth in Section 3.4(b).

“Interim Parent Financial Statements” shall have the meaning set forth in Section 3.4(b).

“IRC” shall mean the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” shall mean the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“ITAR” shall have the meaning set forth in Section 3.29(a).

“J. Couse” shall have the meaning set forth in the first paragraph of this Agreement.

 “Knowledge” shall mean an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Gaffney” shall have the meaning set forth in the first paragraph of this Agreement.

“Majority Owners” shall have the meaning set forth in the first paragraph of this Agreement.

“Maximum Deferred Purchase Price Amount” shall have the meaning set forth in Section 2.2(c).

“Marks” shall have the meaning set forth in Section 3.22(a)(i).

“Material Interest” shall have the meaning set forth in the definition of Related Person.

“Measurement Period(s)” shall have the meaning set forth in Section 2.6(e)(i).

“Net Cash Threshold” shall have the meaning set forth in Section 2.5(c).

“Net Working Capital Threshold” shall have the meaning set forth in Section 2.5(b).

“Noncompetition Agreements” shall have the meaning set forth in Section 2.4(a)(iii).

“Notice of Disagreement” shall have the meaning set forth in Section 2.5(a).

“Occupational Safety and Health Law” shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Operating Income” shall mean, subject to Section 2.6(f), earnings before interest and taxes of the Company, determined in accordance with GAAP, applying the same accounting principles, policies and practices that were used in preparing the Audited Company Financial Statements; provided, however, that Operating Income shall not include any of the following:

i)              any amounts related to the Employee Retention Bonuses;

ii)             any amounts related to EMRISE or Buyer overhead or other corporate expenses of Buyer or EMRISE;

iii)            any actual or allocated costs incurred by the Company to comply with EMRISE’s Policies and Procedures, including but not limited to the cost of hiring additional employees; or

iv)           any expenses incurred by the Company in connection with the Contemplated Transactions or the amortization of goodwill.

“Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” shall mean an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent with the past customs and practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owner” shall have the meaning set forth in the definition of Subsidiary.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Balance Sheet” shall have the meaning set forth in Section 3.4(b).

“Parent Shares” shall have the meaning set forth in Recital C of this Agreement.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patents” shall have the meaning set forth in Section 3.22(a)(ii).

“Payment Statement” shall have the meaning set forth in Section 2.6(b).

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Plan” shall have the meaning set forth in Section 3.13.

“Post-Execution Audited Financial Statements” shall have the meaning set forth in Section 5.7.

“Pre-Closing Straddle Period Taxes” shall have the meaning set forth in the definition of Pre-Closing Taxes.

“Pre-Closing Taxes” shall mean:

(i)                                     with respect to Taxes (other than those addressed in Section 11.2 (Transfer Taxes)) imposed upon Parent or the Company, or for which Parent or the Company is liable, with respect to taxable periods ending prior to or on the Closing Date, all Taxes due for such taxable period (regardless of whether such Taxes are due and payable at Closing); and

(ii)                                  with respect to Taxes (other than those addressed in Section 11.2 (Transfer Taxes)) imposed upon Parent or the Company, or for which Parent or the Company is liable, with respect to taxable periods beginning before and ending after the Closing Date (each, a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date (such Taxes, the “Pre-Closing Straddle Period Taxes”), determined in accordance with the following:

(A)                              In the case of Taxes that are either (x) based upon or related to income, receipts or shareholders’ equity or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) (regardless of whether such transaction occurs before or after the Closing Date), Pre-Closing Period Straddle Taxes shall be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date.  For purposes of this clause (A), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(B)                                In the case of Taxes (other than those described in Clause (A) above) imposed on a periodic basis with respect to the Company or otherwise measured by the level of any item, Pre-Closing Straddle Period Taxes shall be deemed to equal (x) the aggregate amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such

Taxes for the immediately preceding Tax period) multiplied by (y) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights Agreement” shall have the meaning set forth in Section 3.20(c).

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Related Agreements” shall have the meaning set forth in the definition of Contemplated Transactions.

“Related Person” shall mean with respect to a particular individual:

(a)                                  each other member of such individual’s Family;

(b)                                 any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)                                  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

The term “Related Person” shall mean with respect to a specified Person other than an individual:

(i)                                     any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(ii)                                  any Person that holds a Material Interest in such specified Person;

(iii)                               each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(iv)                              any Person in which such specified Person holds a Material Interest;

(v)                                 any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(vi)                              any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, former spouses and in-laws, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, disposing, dumping, or other releasing of Hazardous Materials into the Environment, whether intentional or unintentional, except as in accordance with Environmental Law or as otherwise authorized pursuant to Federal, State or local law.

“Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Resolution Period” shall have the meaning set forth in Section 2.6(b).

“Retention Date” shall have the meaning set forth in Section 2.2(d)(ii).

“Rights in Mask Works” shall have the meaning set forth in Section 3.22(a)(iv).

“Second Deferred Purchase Price Payment” shall have the meaning set forth in Section 2.6(e)(ii).

“Second Deferred Purchase Price Payment Threshold” shall have the meaning set forth in Section 2.6(e)(ii).

“Second Measurement Period” shall have the meaning set forth in Section 2.6(e)(i).

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Security Agreement” shall have the meaning set forth in Section 2.6(g).

“Seller Fundamental Representations” shall have the meaning set forth in the first paragraph of Article III.

“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Releases” shall have the meaning set forth in Section 2.4(a)(ii).

“Straddle Period” shall have the meaning set forth in the definition of Pre-Closing Taxes.

“Subordinated Contingent Notes” shall have the meaning set forth in Section 2.2(b).

“Subordination Agreement” shall have the meaning set forth in Section 2.4(a)(vi).

“Subsidiary” shall mean with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” shall mean any tax (including any income tax, excise tax, capital gains tax, value-added tax, sales tax, property tax, franchise tax, gross receipts tax, license tax, payroll tax, employment tax, severance tax, stamp tax, occupation tax, premium tax, windfall profits tax, environmental tax, capital stock tax, profits, withholding tax, social security tax (or similar), unemployment, disability, real property, personal property, transfer, registration, alternative, or add on minimum or estimated tax, assessment, charge, levy, and all other taxes and similar assessments, customs duties, charges and fees of any kind whatsoever and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

 “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment,  collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Date” shall have the meaning set forth in Section 2.6(f).

“Threat of Release” shall mean a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” shall mean a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” shall have the meaning set forth in Section 3.22(a)(v).

“Transaction Costs” shall have the meaning set forth in Section 3.31.

“Transfer Taxes” shall have the meaning set forth in Section 11.2.

“Unaudited Company Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Unaudited Parent Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Unforecasted Opportunities” shall have the meaning set forth in Section 2.6(f).

“WARN Act” shall have the meaning set forth in Section 3.21(b).

ARTICLE II

SALE AND TRANSFER OF SHARES; TERMINATION OF GAFFNEY OPTION;
CLOSING

2.1                                 Shares and Gaffney Option.

(a)                                  Parent Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Brand will sell and transfer the Parent Shares to Buyer, and Buyer will purchase the Parent Shares from Brand.

(b)                                 Company Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Couse and J. Couse will sell and transfer the Company Shares to Buyer, and Buyer will purchase the Company Shares from Couse and J. Couse.

(c)                                  Gaffney Option.  Subject to the terms and conditions of this Agreement, at the Closing, Gaffney hereby agrees that the Gaffney Option shall be terminated and of no further force and effect in exchange for the consideration set forth herein.

2.2                                 Purchase Price.  Subject to Sections 2.5 and 2.6, the aggregate purchase price (the “Purchase Price”) for the Parent Shares, the Company Shares and termination of the Gaffney Option will be payable at or after the Closing, as the case may be, and in the manner as further described below:

(a)                                  Cash at Closing.  At the Closing, Buyer will pay to Sellers in accordance with the percentages set forth below by wire transfer in immediately available funds the aggregate amount equal to the difference of $13,000,000 minus (i) the aggregate amount of the Employee Retention Bonuses paid at Closing (the “Cash Consideration”):

(i)                                     79.2% of the Cash Consideration to Brand in consideration for the Parent Shares;

(ii)                                  9.9% of the Cash Consideration to Couse in consideration for Couse’s portion of the Company Shares;

(iii)                               9.9% of the Cash Consideration to J. Couse in consideration for J. Couse’s portion of the Company Shares; and

(iv)                              1.0% of the Cash Consideration to Gaffney in consideration for termination of the Gaffney Option.

(b)                                 Promissory Notes.  At the Closing, Buyer will issue secured contingent subordinated promissory notes (each, a “Subordinated Contingent Note” and collectively, the “Subordinated Contingent Notes”) in the aggregate principal amount of up to $2,000,000, as determined in accordance with Section 2.6 below, to Sellers as follows:

(i)                                     a Subordinated Contingent Note in the amount of up to $1,584,000 to Brand in consideration for the Parent Shares;

(ii)                                  a Subordinated Contingent Note in the amount of up to $198,000 to Couse in consideration for Couse’s portion of the Company Shares;

(iii)                               a Subordinated Contingent Note in the amount of up to $198,000 to J. Couse in consideration for J. Couse’s portion of the Company Shares; and

(iv)                              a Subordinated Contingent Note in the amount of up to $20,000 to Gaffney in consideration for termination of the Gaffney Option.

(c)                                  Deferred Purchase Price.  As part of the Purchase Price (the “Deferred Purchase Price”), Buyer shall make Deferred Purchase Price Payments, as and to the extent, if any, provided in accordance with Sections 2.6(d) and (e), to Sellers in accordance with the percentages set forth below in an aggregate amount not to exceed an amount equal to the difference of $3,000,000 minus the aggregate amount of the Employee Retention Bonuses paid pursuant to Section 2.2(d)(ii) which are contingent upon earning the Deferred Purchase Price (the “Maximum Deferred Purchase Price Amount”):

(i)                                     up to 79.2% of the Maximum Deferred Purchase Price Amount to Brand in consideration for the Parent Shares;

(ii)                                  up to 9.9% of the Maximum Deferred Purchase Price Amount to Couse in consideration for Couse’s portion of the Company Shares;

(iii)                               up to 9.9% of the Maximum Deferred Purchase Price Amount to J. Couse in consideration for
J. Couse’s portion of the Company Shares; and

(iv)                              up to 1.0% of the Maximum Deferred Purchase Price Amount to Gaffney in consideration for termination of the Gaffney Option.

(d)                                 Payment of Employee Retention Bonuses.

(i)                                     At the Closing, the Company shall pay to all employees of the Company set forth in Section 3.20(f) of the Disclosure Schedule who have executed an Employee Retention Agreement the Employee Retention Bonuses due at the Closing pursuant to the Employee Retention Bonus Agreements and as set forth in Section 3.20(f) of the Disclosure Schedule.

(ii)                                  No later than fifteen (15) Business Days after the earliest to occur of (A) the date the Payment Statement for the Second Measurement Period becomes final and binding, (B) the date the Deferred Purchase Price is due pursuant to Section 2.6(f) and (C) the date the Deferred Purchase Price is due pursuant to Section 2.6(i) (the “Retention Date”), the Company shall pay to all employees of the Company set forth in Section 3.20(f) of the Disclosure Schedule who have executed an Employee Retention Agreement the Employee Retention Bonuses, if any, earned on the Retention Date pursuant to the Employee Retention Bonus Agreements and as set forth in Section 3.20(f) of the Disclosure Schedule.

(iii)                               The Company shall pay all employer taxes related to the Employee Retention Bonuses and retain any tax benefit related to the Employee Retention Bonuses.

2.3                                 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer’s counsel at 611 Anton Boulevard, Suite 1400, Costa Mesa, California, at 10:00 a.m. (local time) on the date five (5) Business Days after the date on which all conditions set forth in Articles VII and VIII have been satisfied or waived, or at such other time and place as the parties may agree.  At the Closing, executed signature pages for any agreement required to be delivered by a Party in accordance with Section 2.4 can be delivered by facsimile or scanned image; provided, that the original signature pages are delivered to all applicable Parties no later than two (2) Business Days after the Closing.  Subject to the provisions of Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4                                 Closing Obligations.  At the Closing:

(a)                                  Sellers will deliver, or cause to be delivered, as applicable, to Buyer:

(i)                                     certificates representing the Parent Shares and Company Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii)                                  a release in the form of Exhibit 2.4(a)(ii) executed by each Seller (“Sellers’ Releases”);

(iii)                               a noncompetition agreement in the form of Exhibit 2.4(a)(iii), executed by each Majority Owner (collectively, the “Noncompetition Agreements”);

(iv)                              an employment agreement in the form of Exhibit 2.4(a)(iv), executed by Brand (the “Brand Employment Agreement”);

(v)                                 an advisory services agreement in the form of Exhibit 2.4(a)(v), executed by Couse (the “Advisory Services Agreement”);

(vi)                              a subordination agreement in the form of Exhibit 2.4(a)(vi), executed by each Seller (the “Subordination Agreement”);

(vii)                           an intercreditor agreement in the form of Exhibit 2.4(a)(vii), executed by each Seller (the “Intercreditor Agreement”);

(viii)                        the consent of Sellers to the Collateral Assignment in the form of Exhibit 2.4(a)(viii), executed by each Seller (the “Consent to Collateral Assignment”);

(ix)                                the resignations, dated as of the Closing Date, of each of the directors and officers of Parent and the Company;

(x)                                   evidence (in the form and substance reasonably satisfactory to Buyer) of termination of all agreements regarding voting, transfer, restrictions or Encumbrances on each of the Parent Shares and Company Shares, rights of repurchase or other arrangements related to each of the Parent Shares and Company Shares or each of Parent and the Company that are in effect prior to Closing;

(xi)                                evidence (in the form and substance reasonably satisfactory to Buyer) that Parent’s and the Company’s investment bankers, attorneys and/or other advisors and any other similar agents and representatives have been paid in full at or prior to the Closing, and that neither Parent nor the Company has any liability to any such parties for any Transaction Costs;

(xii)                             evidence (in the form and substance reasonably satisfactory to Buyer), including but not limited to, pay-off letters and such other documentation as Buyer shall reasonably require and approve, so as to allow Buyer to take all actions necessary to fund and pay-off the Credit Facility at Closing, subject to a maximum amount of Three Hundred Thousand Dollars ($300,000);

(xiii)                          a certificate from each Seller of non-foreign status as contemplated under Section 1.1445-2(b) of the Treasury Regulations certifying that such Seller is not a foreign person; and

(xiv)                         a certificate executed by each Seller representing and warranting to Buyer that each such Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and that all covenants and agreements to be performed prior to the Closing by such Seller have been performed.

(b)                                 Buyer will deliver:

(i)                                     to each Seller, the applicable portion of the total Cash Consideration payable to each such Seller as set forth in Section 2.2(a), which amounts shall be paid at Closing by wire transfer to each Seller to the account specified in writing to Buyer at least three (3) Business Days prior to the Closing;

(ii)                                  to each Seller, a Subordinated Contingent Note in the form of Exhibit 2.4(b)(ii) executed by Buyer, in the principal amount set forth in Section 2.2(b);

(iii)                               to Sellers, the Security Agreement, in the form of Exhibit 2.4(b)(iii), executed by Buyer;

(iv)                              to Sellers, the Guaranty, in the form of Exhibit 2.4(b)(iv), executed by EMRISE;

(v)                                 to each Majority Owner, the Noncompetition Agreements, executed by Buyer;

(vi)                              to Brand, the Brand Employment Agreement, executed by Buyer;

(vii)                           to Couse, the Advisory Services Agreement, executed by Buyer;

(viii)                        to Sellers, the Intercreditor Agreement, executed by Buyer; and

(ix)                                to Sellers, a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date and that all covenants and agreements to be performed prior to Closing by Buyer have been performed.

2.5                                 Purchase Price Adjustment.  The Purchase Price shall be adjusted after the Closing as follows:

(a)                                  Closing Balance Sheet.  Within sixty (60) days after the Closing Date, the Company (on behalf of Buyer) shall deliver to Sellers a statement setting forth (i) the Adjusted Closing Net Working Capital and (ii) the Closing Net Cash (the “Closing Balance Sheet”).  For reference and illustration purposes only, a balance sheet of the

Company dated December 31, 2007 is attached hereto as Exhibit 2.5.  The Closing Balance Sheet shall become final and binding upon Buyer and Sellers on the 45th day following delivery thereof, unless Sellers give notice of disagreement with the Closing Balance Sheet (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Balance Sheet not being calculated pursuant to this Section 2.5.  If a Notice of Disagreement is received by Buyer in a timely manner, then the Closing Balance Sheet (as revised in accordance with this sentence) shall become final and binding upon Buyer and Sellers on the earlier of (A) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of a Notice of Disagreement, Buyer and Sellers shall use their commercially reasonable efforts and seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 30-day period, Buyer and Sellers shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.5, only matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 2.5 and any claim of calculation-related errors.  The Accounting Firm shall be BDO Seidman, LLP (which the parties represent has not provided services to any of them or their respective subsidiaries during the past three years) or, if such firm is unable or unwilling to act, such other nationally or regionally recognized independent public accounting firm as shall be mutually agreed upon by Buyer and Sellers in writing.  Buyer and Sellers shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission.  The Accounting Firm shall determine the Adjusted Closing Net Working Capital and Closing Net Cash pursuant to this Section 2.5 in accordance with GAAP; provided, however, that no adjustment shall be made by the Accounting Firm in favor of Sellers with respect to any item that was not included in Majority Owners’ Notice of Disagreement.  The Accounting Firm’s decision shall be based solely on written submissions by Buyer and Sellers and their respective representatives and by reference to the terms of this Agreement.  Sellers and Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to Sellers, Buyer or their respective agents.  The Accounting Firm shall address only those items in dispute and calculation-related errors.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.5 shall be borne by Buyer and Sellers equally.

(b)                                 Adjusted Closing Net Working Capital.  Within ten (10) days following the date that the Closing Balance Sheet becomes final and binding upon Buyer and

Sellers, if the Adjusted Closing Net Working Capital as set forth in the Closing Balance Sheet is less than $1,656,000, then the aggregate principal amounts of the Subordinated Contingent Notes shall be decreased by the difference between the Adjusted Closing Net Working Capital and $1,756,000 (the “Net Working Capital Threshold”).  If the Adjusted Closing Net Working Capital as set forth on the Closing Balance Sheet is greater than $1,856,000, then the aggregate principal amounts of the Subordinated Contingent Notes shall be increased by the difference between the Adjusted Closing Net Working Capital and the Net Working Capital Threshold.  All adjustments to the principal amounts of the Subordinated Contingent Notes shall be made by adjusting each Subordinated Contingent Note in proportion to the original principal amounts of the Subordinated Contingent Notes as set forth in Section 2.2(b).  All adjustments to the principal amount of the Subordinated Contingent Notes made under this Section 2.5(b) shall include interest, at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date (provided that such interest rate shall be reset as of the first day of each calendar quarter if the prime rate has changed, until the Closing Balance Sheet becomes final), plus one percent (1%),  on the amount so adjusted from the Closing Date to the date of adjustment.

(c)                                  Closing Net Cash.  Within ten (10) days following the date that the Closing Balance Sheet becomes final and binding upon Buyer and Sellers, if the Closing Net Cash as set forth in the Closing Balance Sheet is less than $1,117,000, then Sellers shall pay to Buyer an amount equal to the difference between the Closing Net Cash and $1,217,000 (the “Net Cash Threshold”).  If the Closing Net Cash as set forth on the Closing Balance Sheet is greater than $1,317,000, then Buyer shall pay to Sellers an amount equal to the difference between the Closing Net Cash and the Net Cash Threshold.  Any payments made by or to Sellers pursuant to this Section 2.5(c) shall be made by or to each Seller, as applicable, in proportion to the Cash Consideration received by such Seller at Closing as set forth in Section 2.2(a).  All payments to be made under this Section 2.5(c) shall be made by wire transfer in immediately available funds, together with interest, at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date (provided that such interest rate shall be reset as of the first day of each calendar quarter if the prime rate has changed, until the Closing Balance Sheet becomes final), plus one percent (1%), on the amount so paid from the Closing Date to the date of payment.

(d)                                 Books and Records.  During the period of time from and after the delivery of the Closing Balance Sheet to Sellers through the final determination of the Closing Balance Sheet, Sellers and/or their authorized representatives shall have the right, during normal business hours and upon reasonable prior notice, to examine and have copies of those books and records of the Company relevant to the preparation of the Closing Balance Sheet, and may have reasonable access to employees of the Company directly involved in preparing the Closing Balance Sheet for purposes of asking questions relating thereto.  Such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of Buyer or the Company.

2.6                                 Principal Amount of Subordinated Contingent Notes and Deferred Purchase Price.

(a)                                  Deferred Purchase Price Payment.  Buyer shall make Deferred Purchase Price Payments to Sellers in an aggregate amount not to exceed the Maximum Deferred Purchase Price Amount as and to the extent, if any, provided in accordance with Sections 2.6(d) and (e).  Any Deferred Purchase Price Payments due to Sellers pursuant to this Section 2.6 shall be paid to Sellers (or their designees), within three (3) Business Days following the date that the Payment Statement becomes final and binding upon Buyer and Sellers, as determined in Section 2.6(b), by wire transfer of immediately available funds to an account designated in writing by each Seller in accordance with the terms of Section 2.6(b).  Buyer shall not be obligated to pay interest on the Deferred Purchase Price and shall report the payment of the Deferred Purchase Price Payments as a part of the Purchase Price for all federal, state and local Tax purposes, and Buyer and Sellers shall file their Tax Returns accordingly.

(b)                                 Payment Statement.  Within five (5) Business Days after the originally scheduled filing date for EMRISE’s Form 10-Q with the Securities and Exchange Commission covering the quarterly period during which the applicable Measurement Period ends, the Company (on behalf of the Buyer) shall deliver to Sellers a written statement (the “Payment Statement”), including supporting documentation, setting forth for such Measurement Period (i) Operating Income, (ii) the aggregate principal amount of the Subordinated Contingent Notes, if any, and (iii) the amount of Deferred Purchase Price, if any.  The amount of the Deferred Purchase Price Payment, if any, set forth in such Payment Statement shall be paid in the manner described in Section 2.6(a).  The applicable Payment Statement shall become final and binding upon Buyer and Sellers on the 30th day following delivery thereof, unless Sellers give notice of disagreement with such Payment Statement (a “Dispute Notice”) to Buyer prior to such date.  Any Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted.  If a Dispute Notice is received by Buyer in a timely manner, then the amount of the applicable Deferred Purchase Price Payment shall become final and binding upon Buyer and Sellers on the earlier of (i) the date Buyer and Sellers resolve in writing any differences they have with respect to the matters specified in the Dispute Notice and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period (the “Resolution Period”) following the delivery of a Dispute Notice, Buyer and Sellers shall use their commercially reasonable efforts and seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Dispute Notice.  At the end of the Resolution Period, Buyer and Sellers shall submit to the Accounting Firm for arbitration, in accordance with the standards set forth in this Section 2.6, only matters that remain in dispute and were properly included in the Dispute Notice in accordance with this Section 2.6.  Buyer and Sellers shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of their delivery of such submission.  The Accounting Firm shall determine Operating Income for the applicable Measurement Period pursuant to this

Section 2.6 in accordance with GAAP; provided, however, that no adjustment shall be made by the Accounting Firm in favor of Sellers with respect to any item that was not included in Majority Owners’ Dispute Notice.  The Accounting Firm’s decision shall be based solely on written submissions by Buyer and Sellers and their respective representatives and by reference to the terms of this Agreement.  Sellers and Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to Sellers, Buyer or their respective agents.  The Accounting Firm shall address only those items in dispute and calculation-related errors.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  To the extent it is determined in accordance with this Section 2.6(b) that the aggregate principal balance of the Subordinated Contingent Notes or the applicable amount of Deferred Purchase Price Payment as set forth on the Payment Statement was not accurately determined or made, the aggregate principal balance of the Subordinated Contingent Notes shall be adjusted accordingly and any additional amount of the applicable Deferred Purchase Price Payment shall be paid to Sellers in accordance with Section 2.6(a). within three (3) Business Days of the Accounting Firm rendering its written decision.  Any such additional amount of a Deferred Purchase Price Payment shall include interest at a rate equal to the prime rate as reported in the Wall Street Journal on the Closing Date (provided that such interest rate shall be reset as of the first day of each calendar quarter if the prime rate has changed, until the Payment Statement becomes final), plus one percent (1%).  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.6 shall be borne by Buyer and Sellers equally.

(c)                                  Books and Records.  Sellers and/or their authorized representatives shall have the right upon and after receipt of a Payment Statement and through the end of the applicable Resolution Period, during normal business hours and upon reasonable prior notice, to examine (and, at Sellers’ expense, have copies made of) those books and records of the Company pertaining to transactions arising out of or relating to the calculation of the principal amount of the Subordinated Contingent Notes and the applicable Deferred Purchase Price Payment, and may have reasonable access to employees of the Company directly involved in calculating the principal amount of the Subordinated Contingent Notes and the Deferred Purchase Price Payments for purposes of asking questions relating to such calculations.  Such rights of access shall be exercised in a manner that does not unreasonably interfere with the operations of Buyer or the Company.

(d)                                 First Measurement Period.

(i)                                     Principal Balance of Subordinated Contingent Notes.  If Operating Income (as set forth in the Payment Statement) during the first twelve (12) months after the Closing (the “First Measurement Period”) exceeds $1,000,000 (the “Contingent Note Threshold”), the aggregate principal amount of the Subordinated Contingent Notes shall be equal to the amount (the “First Period Note Amount”) of such excess, up to a maximum of $2,000,000.  The principal amount of each Subordinated Contingent Note shall be in proportion to the Cash Consideration received by each Seller at Closing as set forth in Section 2.2(a).

(ii)                                  First Deferred Purchase Price Payment.  If Operating Income (as set forth in the Payment Statement) during the First Measurement Period exceeds $3,000,000 (the “First Deferred Purchase Price Payment Threshold”), Buyer shall pay to Sellers, in accordance with this Section 2.6 in proportion to the percentage for each Seller set forth in Section 2.2(c), an aggregate amount (the “First Deferred Purchase Price Payment”) equal to one hundred percent (100%) of every dollar of Operating Income (as set forth in the Payment Statement) in excess of the First Deferred Purchase Price Payment Threshold during the First Measurement Period, up to a maximum of $1,500,000.

(e)                                  Second Measurement Period.

(i)                                     Principal Balance of Subordinated Contingent Notes.  If Operating Income (as set forth in the Payment Statement) during the second twelve (12) month period after the Closing (the “Second Measurement Period” and collectively with the First Measurement Period, the “Measurement Periods” and each a “Measurement Period”) exceeds the Contingent Note Threshold, the aggregate principal amount of the Subordinated Contingent Notes shall be increased by the amount of such excess, up to a maximum amount equal to the difference of (A) $2,000,000 minus (B) the First Period Note Amount.  The principal amount of each Subordinated Contingent Note shall be in proportion to the Cash Consideration received by each Seller at Closing as set forth in Section 2.2(a).

(ii)                                  Second Deferred Purchase Price Payment.  If Operating Income (as set forth in the Payment Statement) during the Second Measurement Period exceeds the difference of (A) $3,000,000 minus (B) the First Period Note Amount (the “Second Deferred Purchase Price Payment Threshold”), Buyer shall pay to Sellers, in accordance with this Section 2.6 in proportion to the percentage for each Seller set forth in Section 2.2(c), an aggregate amount (the “Second Deferred Purchase Price Payment” and collectively with the First Deferred Purchase Price Payment, the “Deferred Purchase Price Payments”) equal to one hundred percent (100%) of every dollar of Operating Income (as set forth in the Payment Statement) in excess of the Second Deferred Purchase Price Payment Threshold during the Second Measurement Period, up to a maximum amount equal to the difference of $3,000,000 minus the First Deferred Purchase Price Payment, if any (for the avoidance of doubt, the entire Maximum Deferred Purchase Price Amount may be earned during the Second Measurement Period); provided, however, that if Operating Income (as set forth in the Payment Statement) during the First Measurement Period exceeds the First Deferred Purchase Price Payment Threshold by more than $1,500,000, the amount of such excess shall be credited to the Second Deferred Purchase Price Payment;

provided, further, that if (x) the sum of the Operating Income (as set forth in the Payment Statement) during the First Measurement Period plus the Operating Income (as set forth in the Payment Statement) during the Second Measurement Period is equal to or greater than $6,500,000 or (y) Operating Income for either the First Measurement Period or Second Measurement period is equal to or greater than $4,750,000, the Deferred Purchase Price Payments shall equal the Maximum Deferred Purchase Price Amount; and, provided, further, that the aggregate amount of the Deferred Purchase Price Payments shall not exceed the Maximum Deferred Purchase Price Amount.

(f)                                    Operation of the Company.  In order to enable Sellers to maximize the Deferred Purchase Price, after Closing until the earlier of (A) the end of the Measurement Periods or (B) the date upon which the Sellers are entitled to receive the Maximum Deferred Purchase Price Amount (the “Termination Date”), Buyer agrees to perform the obligations and/or refrain from taking the actions, as the case may be, as more fully set forth below:

(i)                                     The Company shall be maintained and operated as a separate subsidiary of Buyer.

(ii)                                  The Company shall continue to operate consistent with the Company’s past business practices and operating procedures applicable on the Closing Date.

(iii)                               Brand shall be the President of the Company and shall have the authority to run the day-to-day operations of the Company in accordance with the terms and conditions contained in the Brand Employment Agreement.

(iv)                              Buyer shall not (i) combine the business operations of the Company with any EMRISE division, subsidiary or affiliate or (ii) change the location of any of the Company’s Facilities.

(v)                                 Buyer shall ensure that working capital, including cash, of the Company is sufficient to meet the requirements of the forecasts for the Measurement Periods set forth in Exhibit 2.6(f) attached hereto (the “Forecasts”); provided, however, that Buyer shall also ensure that working capital is sufficient to meet the requirements of additional bona fide opportunities (“Unforecasted Opportunities”) not previously identified in the Forecasts which require (i) working capital in excess of the working capital requirements set forth in the Forecasts in an aggregate amount not to exceed $1,000,000 and (ii) capital expenditures (which shall include but not be limited to expenditures for any required leasehold improvements and/or capital leases) in excess of the capital expenditure requirements set forth in the Forecasts in an aggregate amount not exceed $500,000.  To be eligible for funding by Buyer, (A) Unforecasted Opportunities (including estimated working capital and capital expenditure requirements) shall be identified by Brand when they initially arise and the portfolio of Unforecasted Opportunities shall be updated at least monthly, and (B) Brand shall provide notice to Buyer at least forty-five (45) days before any additional working capital or capital expenditure related to an Unforecasted Opportunity is required.  With respect to any equipment required for Unforecasted Opportunities which is acquired by the Company pursuant to this Section 2.5(f)(v), Buyer shall have the sole right to determine whether the Company purchases or leases such equipment (but not whether such equipment is acquired).

(vi)                              Any inter-company transactions by and among the Company, EMRISE and its subsidiaries and affiliates, including the inter-relationship between the radio frequency device business of Pascall Electronics Limited (a subsidiary of EMRISE) and the Company, will be accounted for at inter-company transfer rates mutually agreed to by Buyer and Sellers.

(vii)                           The Company’s employee benefits plans and programs existing as of the Closing Date shall not be changed or replaced unless plans and programs containing comparable benefits are offered to the Company’s employees.

Buyer and Sellers agree that if Buyer breaches any obligation and/or refrains from taking the actions, as the case may be, set forth in this Section 2.6(f), Sellers’ sole remedy shall be (i) that the Maximum Deferred Purchase Amount shall be deemed earned and (ii) subject to any adjustment to the principal balance of the Subordinated Contingent Notes pursuant to Section 2.5(b), the principal balance of the Subordinated Contingent Notes in the aggregate shall be set to $2,000,000 (with the principal amount of each Subordinated Contingent Note in proportion to the Cash Consideration received by each Seller at Closing as set forth in Section 2.2(a)); provided, however, that if Buyer breaches the obligation set forth in Sections 2.6(f)(ii) or (vi) and the effect of such breach on Operating Income can be calculated, Seller’s sole remedy shall be an adjustment to the calculation of Operating Income for the applicable Measurement Period to reflect such effect.  For the avoidance of doubt, if the Deferred Purchase Price Payments are deemed earned in the Maximum Deferred Purchase Amount pursuant to this Section 2.6(f), the Deferred Purchase Price Payments shall be paid within five (5) Business Days after the originally scheduled filing date for EMRISE’s Form 10-Q with the Securities and Exchange Commission covering the quarterly period during which the applicable Measurement Period ends.

(g)                                 Security for Deferred Purchase Price.  The Deferred Purchase Price and the Subordinated Contingent Notes shall be secured by the assets of the Company pursuant to the Security Agreement in the form of Exhibit 2.4(b)(iii) (the “Security Agreement”).

(h)                                 Guaranty.  EMRISE shall deliver a guaranty in the form of Exhibit 2.4(b)(iv) (the “Guaranty”), which Guaranty shall guaranty all of Buyer’s obligations under this Agreement and all Related Agreements, including, without limitation, payment by Buyer of the Deferred Purchase Price, if any, and payment by Buyer of the Subordinated Contingent Notes.

(i)                                     Acceleration.  If Brand’s employment is terminated without Cause (as defined in the Brand Employment Agreement) or Brand terminates his employment for Good Reason (as defined in the Brand Employment Agreement) prior to the Termination Date, (A) Buyer shall pay to Sellers in proportion to the percentage for each Seller set forth in Section 2.2(c) an amount equal to the difference of (i) the Maximum Deferred Purchase Price Amount minus (ii) any previously paid Deferred Purchase Payments (the “Acceleration Event Amount”), and (B) subject to any adjustment to the principal balance of the Subordinated Contingent Notes pursuant to Section 2.5(b), the principal balance of the Subordinated Contingent Notes in the aggregate shall be set to $2,000,000 (with the principal amount of each Subordinated Contingent Note in proportion to the Cash Consideration received by each Seller at Closing as set forth in Section 2.2(a)).  Payment of the Acceleration Event Amount shall be made by Buyer as soon as practicable but not more than ten (10) Business Days after termination of Brand’s employment.  Sellers agree that payment by Buyer of the Acceleration Event Amount shall be deemed to constitute performance in full and discharge by Buyer of its obligation under this Agreement to make the Deferred Purchase Price Payments.  The payment shall be made by wire transfer of immediately available funds to such accounts as Sellers shall designate in writing to Buyer.  For the sake of clarity, a termination for Cause or Brand’s resignation without Good Reason, will not trigger the payment in the first sentence of this Section 2.6(i); provided, that Sellers shall still be entitled to the Deferred Purchase Price Payments, if any.

(j)                                     Senior Indebtedness.  EMRISE and Buyer covenant and agree as follows:

(i)                                     Between the Closing Date and payment of the First Deferred Purchase Price Payment (the “Restricted Period”), the Senior Indebtedness (as defined in the Subordinated Contingent Notes) shall not exceed Thirty Million Dollars ($30,000,000).

(ii)                                  No later than five (5) Business Days after the originally scheduled filing date for EMRISE’s Form 10-Q with the Securities and Exchange Commission covering the quarterly period during which the First Measurement Period ends (the “Pay Down Date”), EMRISE shall reduce the Senior Indebtedness by at least Three Million Dollars ($3,000,000) below the maximum Senior Indebtedness during the Restricted Period.  For example, if the maximum Senior Indebtedness during the Restricted Period is $28,000,000, EMRISE will pay down the Senior Indebtedness such that on the Pay Down Date the Senior Indebtedness is no more than $25,000,000.

(iii)                               During the Restricted Period, EMRISE will use commercially reasonable efforts to further reduce the Senior Indebtedness.

(iv)                              EMRISE, Buyer and Sellers agree that if either Buyer or EMRISE breaches any of its respective obligations under this Section 2.6(j), Seller’s sole remedy shall be that $750,000 of the Second Deferred Purchase Price Payment shall be deemed earned.  For the avoidance of doubt, if $750,000 of the Second Deferred Purchase Price Payment is deemed earned pursuant to this Section 2.6(j), (A) the Second Deferred Purchase Price Payment, including the $750,000 deemed earned, shall still be paid on the date no later than five (5) Business Days after the originally scheduled filing date for EMRISE’s Form 10-Q with the Securities and Exchange Commission covering the quarterly period during which the applicable Measurement Period ends, and (B) the remaining portion of the Second Deferred Purchase Price Payment will only be earned by Sellers if more than $750,000 is payable to Sellers pursuant to Section 2.6(e)(ii) (i.e., the thresholds for earning the Second Deferred Purchase Price Payment are not changed).

2.7                                 Payments in the Event of an Increase in Long-Term Federal Capital Gains Tax Rate.  In the event of an increase in the Federal long-term capital gains tax rate from the current rate of 15% (the “Capital Gains Tax Rate Increase”) after the Closing Date and, as a result of such Capital Gains Tax Rate Increase, a Seller is required to pay more Federal long-term capital gains taxes on gains relating to (a)  principal payments on the Subordinated Contingent Notes and/or (b) Deferred Purchase Price Payments that such Seller would have had to pay based on the Federal long-term capital gains tax rate of 15%, Buyer shall pay to such Seller an amount (the “Capital Gains Increase Payment”) equal to such additional Federal capital gains taxes actually paid by such Seller attributable to the Capital Gains Tax Rate Increase up to and including a rate of 25%.  The amount of any such Capital Gains Increase Payment shall be (x) calculated based on Federal tax returns actually filed by such Seller (copies of which shall be provided to Buyer), (y) paid within thirty (30) days after receipt of copies of such tax returns, and (z) grossed up to take into account Federal taxes payable on such Capital Gains Increase Payment so that such Seller will be in the same position as if such Seller did not have to pay Federal Taxes on such Capital Gains Increase Payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MAJORITY OWNERS AND SELLERS

Majority Owners, jointly and severally, represent and warrant to Buyer with respect to the Company, and Brand solely represents and warrants to Buyer with respect to Parent, as follows in Sections 3.1 through 3.31 (collectively, “Majority Owners’ Representations”) and each Seller, severally, represents and warrants to Buyer with respect to himself or herself only as follows in Section 3.32 (collectively, the “Seller Fundamental Representations”):

3.1                                 Organization and Good Standing.

(a)                                  Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each of Parent and the Company:  its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  Each of Parent and the Company is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Each of Parent and the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification would not have a material adverse effect on Parent or the Company.

(b)                                 Each of Parent and the Company has delivered to Buyer copies of its Organizational Documents, as currently in effect.

3.2                                 Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of each of Majority Owners, Parent and the Company, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Each of Majority Owners, Parent and the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform his or its obligations under this Agreement.

(b)                                 Except as set forth in Section 3.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or the Company, or (B) any resolution adopted by the board of directors or the stockholders of Parent or the Company;

(ii)                                  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to, challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, the Company or Majority Owners, or any of the assets owned or used by Parent or the Company, may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or the Company or that otherwise relates to the business of, or any of the assets owned or used by, Parent or the Company;

(iv)                              cause Buyer, Parent or the Company to become subject to, or to become liable for the payment of, any Tax;

(v)                                 cause any of the assets owned by Parent or the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

(vi)                              contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vii)                           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or the Company.

(c)                                  Except as set forth in Section 3.2 of the Disclosure Schedule, neither Majority Owners, Parent nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3                                 Capitalization.  Section 3.3 of the Disclosure Schedule sets forth the authorized and issued outstanding Capital Equity of each of Parent and the Company and the name of the record holders of any outstanding Capital Equity of each of Parent and the Company.  Each Person listed on Section 3.3 of the Disclosure Schedule is the record owner of the Capital Equity of each of Parent and the Company set forth opposite such Person’s name.  Neither Parent nor the Company has outstanding any shares of Capital Equity, securities containing any profit participation features, any stock appreciation rights or phantom stock plan.  Neither Parent nor the Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Equity.  All of each of Parent’s and the Company’s outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  There are no agreements between each of Parent’s and the Company’s stockholders with respect to the voting or transfer of each of Parent’s and the Company’s Capital Equity or with respect to any other aspect of Parent’s or the Company’s affairs.  Except for the Gaffney Option, there are no outstanding options, warrants, calls, agreements, subscriptions, understandings, conversion or other rights (including preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements or agreements of any kind for the purchase or acquisition from Parent or the Company for any shares of Capital Equity or obligating Parent or the Company to issue any additional shares of its Capital Equity or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of Capital Equity of Parent or the Company.  None of the outstanding equity securities or other securities of Parent or the Company was issued in violation of the Securities Act or any other Legal Requirement.  Neither Parent nor the Company owns, or has any Contract to acquire, any equity securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business.

3.4                                 Financial Statements.

(a)                                  The Company has delivered to Buyer: (a) an unaudited balance sheet of the Company as at June 30, 2006, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (collectively, the “Unaudited Company Financial Statements”), (b) an audited balance sheet of the Company as at June 30, 2007 (including the notes thereto, the “Audited Company Balance Sheet”) and the related audited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of Amper, Politziner & Mattia, independent certified public accountants for the Company (collectively, the “Audited Company Financial Statements”), and (c) an unaudited balance sheet of the Company as of March 31, 2008 (the “Interim Company Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the six months then ended (collectively the “Interim Company Financial Statements”).  Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the Interim Company Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Company Balance Sheet). The financial statements referred to in this Section 3.4(a) reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

(b)                                 Parent has delivered to Buyer: (a) an unaudited balance sheet of Parent as at June 30, 2006, and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (collectively, the “Unaudited Parent Financial Statements”), (b) an audited balance sheet of Parent as of June 30, 2007 (the “Parent Balance Sheet”) and the related audited statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended, together with the report thereon of Amper, Politziner & Mattia, independent certified public accountants for the Parent, and (c) an unaudited balance sheet of Parent as of December 31, 2007 (the “Interim Parent Balance Sheet”) and the related unaudited statements of income, changes in stockholders’ equity, and cash flow for the six months then ended (collectively, the “Interim Parent Financial Statements”).  Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of the Interim Parent Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Parent Balance Sheet). The financial statements referred to in this Section 3.4(b) reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person other than Parent and the Company are required by GAAP to be included in the financial statements of Parent.

3.5                                 Books and Records.  The books of account, minute books, stock record books, and other records of each of Parent and the Company, all of which have been made available to Buyer, are complete and correct in all material respects.  The minute books of each of Parent and the Company, respectively, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of each of Parent and the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of each of Parent and the Company and delivered to Buyer.

3.6                                 Title to Assets; Encumbrances; Leases.

(a)                                  Parent does not own and has never owned any leaseholds or real property.  Except for Capital Equity of the Company, Parent does not own any assets.  Parent owns its Capital Equity of the Company free and clear of all Encumbrances.

(b)                                 Section 3.6(b) of the Disclosure Schedule contains a complete and accurate list of all leaseholds or other interests therein owned by the Company.  The Company does not own any real property.  The Company owns all the assets that it purports to own located in the facilities operated by the Company or reflected as owned in the books and records of the Company including all of the assets reflected in the Audited Company Balance Sheet and the Interim Company Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Section 3.6(c) of the Disclosure Schedule and personal property sold since the date of the Audited Company Balance Sheet and the Interim Company Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the assets purchased or otherwise acquired by the Company since the date of the Audited Company Balance Sheet (except for personal property acquired and sold since the date of the Audited Company Balance Sheet in the Ordinary Course of Business and consistent with past practice).

(c)                                  Except as set forth in Section 3.6(c) of the Disclosure Schedule, all material assets reflected in the Audited Company Balance Sheet and the Interim Company Balance Sheet are free and clear of all Encumbrances, except for (a) security interests shown on the Audited Company Balance Sheet or the Interim Company Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) security interests incurred in connection with the purchase of assets after the date of the Interim Company Balance Sheet (such security interests being limited to the assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

(d)                                 Section 3.6(d) of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects, of all of the leases and subleases (the “Company Leases”) and each leased and subleased parcel of real property in which the Company is a tenant, subtenant, landlord or sublandlord as of the date of this Agreement (collectively, the “Company Leased Real Property”), and for each Company Lease indicates: (i) whether or not the consent of and/or notice to the landlord thereunder will be required in connection with the transactions contemplated by this Agreement; (ii) its term and any options to extend the term; and (iii) the current rent payable (including all occupancy costs other than utilities). The Company holds a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest (as applicable) in the Company Leased Real Property under each of the Company Leases listed in Section 3.6(b) of the Disclosure Schedule. Majority Owners have made available to Buyer true, correct and complete copies of each of the Company Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees executed or otherwise in force with respect to any Company Lease. Except as set forth in Section 3.6(d) of the Disclosure Schedule, with respect to each Company Lease: (i) to the Knowledge of Majority Owners and the Company, the Company Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company, nor, to the Knowledge of Majority Owners and the Company, any other party to the Company Lease, is in any material respect in breach or default under the Company Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by the Company or permit termination, modification or acceleration under the Company Lease by any other party thereto; (iii) other than the execution of this Agreement by Majority Owners, no event has occurred that would constitute or permit termination, modification or acceleration of the Company Lease or trigger liquidated damages; (iv) the Company has performed and will continue to perform all of its obligations in all material respects under the Company Lease; (v) the Company has not, and, to the Knowledge of Majority Owners and the Company, no third party has, repudiated any material provision of the Company Lease; (vi) there are no disputes, oral agreements or forbearance programs in effect as to the Company Lease that would be material to the Company; (vii) the Company Lease has not been modified in any respect, except to the extent that such modifications are set forth in the documents previously made available to Buyer and set forth on Section 3.6(b) of the Disclosure Schedule; and (viii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Company Lease.

(e)                                  To the Knowledge of Majority Owners and the Company, each parcel of Company Leased Real Property is in material compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. Section 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all laws with respect to zoning, building, fire, safety, health codes and sanitation, except where such noncompliance would not reasonably be expected to have a material effect on the Company. Neither Majority Owners nor the Company has received notice of, and nor have Knowledge of, any condition currently or previously existing on the Company Leased Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Legal Requirement applicable to the Company Leased Real Property if it were disclosed to the authorities having jurisdiction over such Company Leased Real Property other than those (i) arising in the Ordinary Course of Business or (ii) that would not reasonably be expected to have a material adverse effect on the Company.

(f)                                    Neither Majority Owners nor the Company has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Knowledge of Majority Owners and the Company, there are no such proceedings threatened, affecting any portion of the Company Leased Real Property. Neither Majority Owners nor the Company has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Knowledge of Majority Owners and the Company, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Company Leased Real Property.

(g)                                 To the Knowledge of Majority Owners and the Company, the current use of the Company Leased Real Property does not violate in any material respect any instrument of record or agreement affecting such Company Leased Real Property, and there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Government Body having jurisdiction over any of the Company Leased Real Property or the use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Company Leased Real Property.

(h)                                 All buildings and other improvements included within the Company Leased Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Knowledge of Majority Owners, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof. With respect to the Company Improvements, the Company has all rights of access that are reasonably necessary for the operation of its business.

(i)                                     All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Company Real Property Permits”) of all Government Bodies having jurisdiction over the Company Leased Real Property, the absence of which would be reasonably likely to cause a material adverse effect to the Company, have been lawfully issued to the Company to enable the Company Leased Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used and are, as of the date hereof, in full force and effect. Neither Majority Owners nor the Company has received, or been informed by a third party of the receipt by it of, any notice that would be reasonably likely to cause a material adverse effect to the Company from any Government Body having jurisdiction over the Company Leased Real Property threatening a suspension, revocation, modification or cancellation of any Company Leased Real Property Permit or requiring any remediation in connection with maintaining any Company Leased Real Property Permit.

(j)                                     The Company does not have any liability of any kind (except for liabilities that may arise as a result of indemnification obligations or in respect of environmental matters) related to the closing of any real property with respect to which the Company terminated its leasehold or subleasehold interest.

(k)                                  The Company is not obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Leased Real Property or any portion thereof or interest therein.

3.7                                 Condition and Sufficiency of Facilities.  The Facilities currently used or operated by the Company are, to the Knowledge of Majority Owners, structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Facilities are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The Facilities of the Company currently used or operated by the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.  Section 3.7 of the Disclosure Schedule contains a listing of all equipment currently owned or operated by the Company and Parent and the location of such equipment.

3.8                                 Accounts Receivable.

(a)                                  Parent has no accounts receivable.

(b)                                 All accounts receivable of the Company that are reflected on the Audited Company Balance Sheet or the Interim Company Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Audited Company Balance Sheet or the Interim Company Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve which is reflected in the Interim Company Balance Sheet with respect to the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within one hundred eighty (180) days after the day on which it first becomes due and payable.  There is no contest, claim or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable and in no event shall the returns with respect to such Accounts Receivable exceed $50,000 in the aggregate; provided; however, that if Sellers pay to Buyer any amount related to an indemnification claim by Buyer pursuant to Section 10.2 with respect to the representations regarding the Accounts Receivable set forth in this Section 3.8(b) and on or prior to the first anniversary of the Closing the Company collects such Accounts Receivable, within ten (10) Business Days after the first anniversary of the Closing Buyer shall reimburse Sellers all such amounts collected, if any.  Section 3.8(b) of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Company Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9                                 Inventory.

(a)                                  Parent has no inventory.

(b)                                 All inventory of the Company, whether or not reflected in the Audited Company Balance Sheet or the Interim Company Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Audited Company Balance Sheet or the Interim Company Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market on a retail method basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company, all consistent with past practices (i.e., there has not been any abnormal increase or decrease in inventory levels).  Section 3.9(b) of the Disclosure Schedule contains a list of all inventory of the Company and the location of all such inventory.  Except as set forth on Section 3.9(b) of the Disclosure Schedule, all such inventory is owned free and clear of any Encumbrances.

(c)                                  None of the inventory reflected in the Financial Statements has been sold for an amount less than the value placed on such inventory as reflected in the Audited Company Balance Sheet or the Interim Company Balance Sheet, as applicable.  The Company has not offered price reductions, discounts or allowances on sales of inventory, or sold inventory at less than cost.  The Company has no agreements relating to the sale of inventory at less than the Company’s normal gross margin.

3.10                           No Undisclosed Liabilities.  Each of Parent and the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Audited Company Balance Sheet or Parent Balance Sheet, as applicable, or the Interim Company Balance Sheet or Interim Parent Balance Sheet, as applicable, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11                           Taxes.

(a)                                  Each of Parent and the Company has filed or caused to be filed on a timely basis (including permitted extensions of time to file) all Tax Returns that are or were required to be filed by or with respect to it, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements.  Each of Parent and the

Company has delivered to Buyer copies of, and Section 3.11(a) of the Disclosure Schedule contains a complete and accurate list of, all such Tax Returns filed since June 30, 2000.  Each of Parent and the Company has paid, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in Section 3.11(a) of the Disclosure Schedule and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Audited Company Balance Sheet or Parent Balance Sheet, as applicable, and the Interim Company Balance Sheet or Interim Parent Balance Sheet, as applicable.

(b)                                 The United States federal and state income Tax Returns of each of Parent and the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 2000.  Section 3.11(b) of the Disclosure Schedule contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, or settled.  There have been no adjustments to the United States federal income Tax Returns filed by Parent, the Company or any group of corporations, including Parent or the Company for all taxable years since June 30, 2000, and the resulting deficiencies proposed by the IRS.  There is no investigation by any tax agency or authority presently pending or, to the Knowledge of Majority Owners, threatened with respect to the Company, and neither Parent nor the Company is a party to any action or proceeding by any governmental authority for the assessment or collection of taxes, nor has any such event been asserted or, to the Knowledge of Majority Owners, Threatened.  Neither Parent nor the Company is currently pursuing an appeal of any tax imposed against it. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of each of Parent and the Company. No claim has been received from an authority in a jurisdiction where Parent or the Company does not file Tax returns that Parent or the Company, as applicable, is or may be subject to taxation by that jurisdiction.  Neither Parent nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Parent or the Company or for which Parent or the Company may be liable.

(c)                                  The charges, accruals, and reserves with respect to Taxes on the books of each of Parent and the Company are adequate (determined in accordance with GAAP) and are at least equal to its liability for Taxes.  There exists no proposed tax assessment against the Company except as disclosed in the Audited Company Balance Sheet or Parent Balance Sheet, as applicable.  No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Parent or the Company.  All Taxes that each of Parent and the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d)                                 All Tax Returns filed by each of Parent and the Company are true, correct, and complete.  There is no tax sharing agreement that will require any payment by Parent or the Company after the date of this Agreement.  Neither Parent nor the Company is, nor within the five-year period preceding the Closing Date has been, an “S” corporation.

(e)                                  Neither Parent nor the Company has made a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Code or otherwise in taxable income for any taxable year beginning on or after the Closing Date.

(f)                                    Neither Parent nor the Company has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code), other than the group of which Parent is the common parent.

(g)                                 Neither Parent nor the Company is a party to, is bound by, or has any obligation under any tax sharing, tax indemnity or similar agreements.

(h)                                 Each of Parent and the Company has disclosed on its income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(i)                                     Neither Parent nor the Company has made nor is obligated to make a payment that would not be deductible by Parent or the Company by reason of Sections 162 and 280G of the Code.

(j)                                     Neither Parent nor the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years.

3.12                           No Material Adverse Change.  Since the date of the Interim Parent Balance Sheet and the Interim Company Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of Parent or the Company, respectively, and, to the Knowledge of Majority Owners, no event has occurred or circumstance exists that may result in such a material adverse change.

3.13                           Employee Benefits.

(a)                                  As used in this Section 3.13, the following terms have the meanings set forth below.

“Company Other Benefit Obligation” means an Other Benefit Obligation owed, adopted, followed by or enforceable against the Company or an ERISA Affiliate of the Company.

“Company Plan” means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the

Company or an ERISA Affiliate of the Company otherwise participates or has participated.  All references to Plans are to Company Plans unless the context requires otherwise.

“Company VEBA” means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

“ERISA Affiliate” means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Other Benefit Obligations” means all obligations, arrangements, contracts, employment agreements, change of control agreement, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans.  Other Benefit Obligations include consulting agreements provided to current or former employees or those under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” has the meaning given in ERISA § 3(2)(A).

“Plan” has the meaning given in ERISA § 3(3).

“Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

“Qualified Plan” means any Plan that meets or purports to meet the requirements of IRC § 401(a).

“Title IV Plans” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

“VEBA” means a voluntary employees’ beneficiary association under IRC § 501(c)(9).

“Welfare Plan” has the meaning given in ERISA § 3(1).

(b)                                 (i)                                     Section 3.13(b)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Plans and Company Other Benefit Obligations and identifies as such all Company Plans that are (A) defined benefit Pension Plans, (B) Qualified Plans, or (C) Title IV Plans.

(ii)                                  The Company has no ERISA Affiliates.

(iii)                               The Company has no Multi- Employer Plans or VEBAs.

(iv)                              The Company has no liability for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

(v)                                 The Company has no obligations under any Company Plan or Company Other Benefit Obligation that is not subject to the disclosure and reporting requirements of ERISA.

(c)                                  The Company has delivered to Buyer:

(i)                                     all documents that set forth the terms of Company Plan or Company Other Benefit Obligation and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Majority Owners or the Company is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations, for which a plan description or summary plan description is not required;

(ii)                                  all personnel, payroll, and employment manuals and policies;

(iii)                               a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

(iv)                              all registration statements filed with respect to any Company Plan;

(v)                                 all insurance policies purchased by or to provide benefits under any Company Plan;

(vi)                              all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

(vii)                           all reports submitted within the four years preceding the date of this Agreement by third-party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

(viii)                        all notifications to employees of their rights under ERISA § 601 et seq. and IRC § 4980B issued since January 1, 2005;

(ix)                                the Form 5500 filed in each of the most recent three plan years with respect to Company Plan, including all schedules thereto and the opinions of independent accountants;

(x)                                   all notices that were given by the Company or any Company Plan to the IRS, the PBGC, or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.13;

(xi)                                all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, or any Company Plan within the four years preceding the date of this Agreement;

(xii)                             with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

(xiii)                          with respect to Title IV Plans, the Form PBGC-1 filed for each of the three most recent plan years.

(d)

(i)                                     The Company has performed all of its respective obligations under all Company Plans and Company Other Benefit Obligations.  The Company has made appropriate entries in its financial records and statements in accordance with GAAP for all obligations and liabilities under such Plans, and Obligations that have accrued but are not due.  All Company Plans and Company Other Benefit Obligations have been administered in accordance with its terms and applicable law.

(ii)                                  No statement, either written or oral, has been made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.

(iii)                               The Company, with respect to all Company Plans and Company Other Benefits Obligations is in full compliance with ERISA, the IRC, and other applicable Laws, including the provisions of such Laws expressly mentioned in this Section 3.13.

(A)                              No transaction prohibited by ERISA § 406 and no “prohibited transaction” under IRC § 4975(c) has occurred with respect to any Company Plan.

(B)                                Neither the Company nor, to the Knowledge of the Company, any Majority Owner has any liability to the IRS with respect to any Plan, including any liability imposed by Chapter 43 of the IRC.

(C)                                Neither the Company nor, to the Knowledge of the Company, any Majority Owner has any liability to the PBGC with respect to any Plan or has any liability under ERISA § 502 or § 4071.

(D)                               All filings required by ERISA and the IRC as to each Plan have been timely filed (including permitted extensions of time to file), and all notices and disclosures to participants required by either ERISA or the IRC have been timely provided.

(E)                                 All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under IRC § 162 or § 404.  No amount, or any asset of any Company Plan, is subject to tax as unrelated business taxable income.

(iv)                              All Company Plans can be terminated within thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

(v)                                 Since January 1, 2005, there has been no establishment or amendment of any Company Plan or Company Other Benefit Obligation.

(vi)                              No event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.

(vii)                           Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to the Company’s Knowledge, is Threatened.

(viii)                        No Company Plan is a stock bonus or pension plan within the meaning of IRC § 401(a).

(ix)                                Each Qualified Plan of the Company is qualified in form and operation under IRC § 401(a); each trust for each such Plan is exempt from federal income tax under IRC § 501(a).  No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)                                   The Company has met the minimum funding standard, and has made all contributions required, under ERISA § 302 and IRC § 402.

(xi)                                No Company Plan is subject to Title IV of ERISA.

(xii)                             No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA § 307 or IRC § 401(a)(29).

(xiii)                          No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

(xiv)                         The Company has never established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

(xv)                            The Company has not received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

(xvi)                         Except to the extent required under ERISA § 601 et seq. and IRC § 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(xvii)                      The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

(xviii)                   Majority Owners and the Company have complied with the provisions of ERISA § 601 et seq. and IRC § 4980B.

(xix)                           No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be nondeductible to the Company or subject to tax under IRC § 280G or § 4999; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xx)                              No payment that is owed or may become due to any director, officer, employee, or agent of the Company is or will be subject to tax under IRC § 409A.  Any and all Plans and Company Other Benefit Obligations are currently in compliance in all material respects with Code § 409A.

(xxi)                           The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit under any Company Plan.

(e)                                  Parent has no, and has not had any in the 10-year period preceding the date of this Agreement, Plans or Other Benefit Obligations.

3.14                           Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Section 3.14(a) of the Disclosure Schedule:

(i)                                     each of Parent and the Company is, and at all times since January 1, 2005 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)                                  to the Knowledge of Majority Owners, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Parent or the Company of, or a failure on the part of Parent or the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Parent or the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               neither Parent nor the Company has received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of, or failure to comply in any material respect with, any Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Section 3.14(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by each of Parent and the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company.  Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 3.14(b) of the Disclosure Schedule:

(i)                                     each of Parent and the Company is, and at all times since January 1, 2005 has been, in compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14(b) of the Disclosure Schedule;

(ii)                                  to the Knowledge of Majority Owners, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule;

(iii)                               neither Parent nor the Company has received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.14(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.14(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and Parent to lawfully conduct and operate its business in the manner they currently conduct and operate such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

(c)                                  To the Knowledge of Majority Owners, no current or proposed Legal Requirement will have a material adverse effect on the Company.

3.15                           Legal Proceedings; Orders.

(a)                                  There is no pending Proceeding:

(i)                                     by or against Parent or the Company or, to the Knowledge of Majority Owners, that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or the Company; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Majority Owners, Parent and the Company, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)                                 There is no Order to which Parent, the Company, or any of the assets owned or used by Parent or the Company, is subject.

(c)                                  Majority Owners are not subject to any Order that relates to the business of, or any of the assets owned or used by, Parent or the Company.

(d)                                 No officer, director, agent, or employee of Parent or the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Parent or the Company.

(e)                                  Each of Parent and the Company is, and at all times since January 1, 2005 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

(f)                                    No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parent or the Company, or any of the assets owned or used by Parent or the Company, is subject.

(g)                                 Except as set forth in Section 3.15(g) of the Disclosure Schedule, neither Parent nor the Company has received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Parent, the Company, or any of the assets owned or used by Parent or the Company, is or has been subject.

3.16                           Absence of Certain Changes and Events.  Except as set forth in Section 3.16 of the Disclosure Schedule, since the date of the Interim Parent Balance Sheet and the Interim Company Balance Sheet, each of Parent and the Company, respectively, has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)                                  change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)                                 amendment to its Organizational Documents;

(c)                                  adoption of any stockholder resolution;

(d)                                 borrowing of any sum other than amounts borrowed in the Ordinary Course of Business and available to it at the date of the Agreement;

(e)                                  creation of any lien over any of its assets;

(f)                                    payment or increase, decrease, or cessation by it of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, consulting, independent contractor, or similar Contract with any director, officer, or employee;

(g)                                 adoption of, or increase, decrease, or cessation in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(h)                                 damage to or destruction or loss of any of its asset or property, whether or not covered by insurance, materially and adversely affecting its properties, assets, business, financial condition, or prospects, taken as a whole;

(i)                                     entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to it of at least $25,000;

(j)                                     sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any of its asset or property or mortgage, pledge, or imposition of any lien or other encumbrance on any of its material assets or property, including the sale, lease, or other disposition of any of the material Intellectual Property Assets;

(k)                                  cancellation or waiver of any claims or rights with a value to it in excess of $15,000;

(l)                                     material change in its accounting methods used; or

(m)                               agreement, whether oral or written, by it to do any of the foregoing.

3.17                           Contracts; No Defaults.

(a)                                  Parent has no Applicable Contracts.

(b)                                 Section 3.17(b) of the Disclosure Schedule contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies, of:

(i)                                     each Applicable Contract that involves performance of services or delivery of goods or materials to it of an amount or value in excess of $25,000;

(ii)                                  each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $25,000;

(iii)                               each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

(iv)                              each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

(v)                                 each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vi)                              each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(vii)                           each Applicable Contract containing covenants that in any way purport to restrict its (or any of its Affiliates’) business activity or limit its (or any of its Affiliates’) freedom to engage in any line of business or to compete with any Person;

(viii)                        each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(ix)                                each power of attorney that is currently effective and outstanding;

(x)                                   each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(xi)                                each Applicable Contract for capital expenditures in excess of $25,000;

(xii)                             each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(xiii)                          each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(c)                                  Neither Majority Owner (nor any Related Person of Majority Owners) has or may acquire any rights under, and Majority Owners are not subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company.

(d)                                 No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(e)                                  Each Contract identified or required to be identified in Section 3.17(b) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(f)                                    Except as set forth in Section 3.17(f) of the Disclosure Schedule:

(i)                                     the Company is, and at all times since January 1, 2005 has been, in compliance in all material respects with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

(ii)                                  to the Knowledge of Majority Owners, Parent and the Company, each other Person that has or had any obligation or liability under any Contract under which and the Company has or had any rights is, and at all times since January 1, 2005 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or, to the Knowledge of Majority Owners, Parent and the Company, other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)                              the Company has not given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(g)                                 There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Majority Owners, Parent and the Company, no such Person has made written demand for such renegotiation.

3.18                           Insurance.

(a)                                  Each of Parent and the Company has delivered to Buyer:

(i)                                     true and complete copies of all policies of insurance to which it is a party or under which it, or any of its directors, is or has been covered at any time within the one (1) year preceding the date of this Agreement;

(ii)                                  true and complete copies of all pending applications for policies of insurance; and

(iii)                               any statement by the auditor of its financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)                                 Section 3.18(b) of the Disclosure Schedule describes:

(i)                                     any self-insurance arrangement by or affecting each of Parent and the Company, including any reserves established thereunder;

(ii)                                  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by each of Parent and the Company; and

(iii)                               all obligations of each of Parent and the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)                                  Section 3.18(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i)                                     a summary of the loss experience under each policy;

(ii)                                  a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

(A)                              the name of the claimant;

(B)                                a description of the policy by insurer, type of insurance, and period of coverage; and

(C)                                the amount and a brief description of the claim; and

(iii)                               a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)                                 all policies to which each of Parent and the Company is a party or that provide coverage to Majority Owners, Parent, the Company, or any director or officer of each of Parent and the Company:

(i)                                     are valid, outstanding, and enforceable;

(ii)                                  are issued by an insurer that is financially sound and reputable;

(iii)                               taken together, provide adequate insurance coverage for the assets and the operations of each of Parent and the Company for all risks normally insured against by a Person carrying on the same business or businesses as each of Parent and the Company;

(iv)                              are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which it is bound;

(v)                                 will continue in full force and effect following the consummation of the Contemplated Transactions; and

(vi)                              do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Parent or the Company.

(e)                                  Since January 1, 2006, neither Parent nor the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f)                                    Each of Parent and the Company has paid all premiums due, and has otherwise performed in all material respects all of its respective obligations, under each policy to which it is a party or that provides coverage to it or a director thereof.

(g)                                 Each of Parent and the Company has given notice to the insurer of all claims of which Parent or the Company has Knowledge that may be insured thereby.

3.19                           Environmental Matters.  Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)                                  Each of Parent and the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Majority Owners nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Majority Owners, Parent or the Company has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, Released, or processed by Majority Owners, Parent, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released.

(b)                                 There are no pending or, to the Knowledge of Majority Owners, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Majority Owners or the Company has or had an interest.

(c)                                  Neither Majority Owners nor the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they, Parent or the Company are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Majority Owners, Parent or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Majority Owners, Parent, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released.

(d)                                 None of Majority Owners, Parent or the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Majority Owners and the Company, with respect to (i) any other properties and assets (whether real, personal, or mixed) in which Majority Owners, Parent or the Company (or any predecessor), has or had an interest, or (ii) any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e)                                  There are no Hazardous Materials present on or in the Environment at the Facilities or, to the Knowledge of Majority Owners, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.  None of Majority Owners, Parent or the Company, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Majority Owners and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Majority Owners, Parent or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

(f)                                    There has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, treated, produced, imported, used, disposed, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Majority Owners, Parent or the Company has or had an interest, or to the Knowledge of Majority Owners and the

Company, any geologically or hydrologically adjoining property, whether by Majority Owners, Parent, the Company, or any other Person.

(g)                                 The Company has delivered or, if not yet received by the Company, will deliver promptly upon receipt, to Buyer true and complete copies and results of any reports, communications, notices, orders, studies, analyses, tests, or monitoring possessed or initiated by Majority Owners, Parent or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Majority Owners, Parent, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20                           Employees.

(a)                                  Parent (i) conducts no operations and (ii) does not have and has not had any employees during the ten-year period preceding the date of this Agreement.

(b)                                 Section 3.20(b) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on authorized or unauthorized leave of absence or layoff status:  name; job title; current compensation paid or payable and any change in compensation since January 1, 2005; accrued paid leave (including vacation); and service credited for purposes of vesting and eligibility to participate under the Company Plans, Welfare Plans and Pension Plans.

(c)                                  No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Majority Owners or the Company by any such employee or director.  To the Knowledge of Majority Owners, no director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

(d)                                 No retired employee or director of the Company, nor their dependents, receives benefits or is scheduled to receive benefits in the future from the Company.

(e)                                  No offer of employment has been made by the Company to any individual that has not yet been accepted or which has been accepted but the individual’s employment has not started.

(f)                                    Section 3.20(f) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Retention Bonuses, specifying, in each case, the amount, timing and recipient thereof.

3.21                           Labor Relations; Compliance.

(a)                                  Since January 1, 2005, the Company has not been and is not a party to any collective bargaining agreement or other labor Contract, and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employee.

(b)                                 Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) the Company has not effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or, (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company; nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(c)                                  Since January 1, 2005, there has not been, there is not presently pending or existing, and to the Knowledge of Majority Owners and the Company there is not Threatened, any of the following with respect to the Company:

(i)                                     any formal union organizing campaigns or representation proceedings;

(ii)                                  any application for certification of a collective bargaining agent;

(iii)                               any strike, slowdown, picketing, work stoppage, or employee grievance process; or

(iv)                              any Proceeding involving an alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or other labor or employment dispute or claim against or affecting the Company or its premises, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Department of Justice, a state or federal court, or any Governmental Body.

(d)                                 To the Knowledge of Majority Owners, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company, and no such action is contemplated by the Company.

(e)                                  The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, fair employment practices, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, unemployment compensation, collective bargaining, the payment and withholding of social security and similar taxes, occupational safety and health, and plant closing or mass layoff notices.  The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(f)                                    The Company has not failed to pay when due any wages, bonuses, commissions, benefits, penalties or assessments or other monies that are material in amount, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent, except where such failure to pay is the result of a bona fide good faith dispute by it regarding the existence of or amount of such payment obligation.

(g)                                 Within the three (3) years prior to the Closing Date, there have been no filed or, to the Knowledge of Majority Owners, Threatened, citations, investigations, audits, administrative proceedings, charges, or complaints of violations of any federal, state or local employment laws with respect to the Company.  This includes, without limitation, any audits or investigations conducted by the Department of Labor, the Equal Employment Opportunity Commission, the Department of Justice or any other Governmental Body, regarding compliance with any of the following:

(i)                                     the Fair Labor Standards Act or any other wage and hour laws;

(ii)                                  Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other laws prohibiting employment discrimination; and

(iii)                               the Fair Employment & Housing Act or any other applicable state or local laws governing employment.

(h)                                 In addition, Majority Owners do not have any Knowledge of any basis on which any current employee, and any employee whose employment with the Company terminated for any reason during the three years prior to the Closing Date, could claim failure to pay the minimum wage, or failure to pay overtime wages where applicable, or failure to pay all wages when due.

3.22                           Intellectual Property.

(a)                                  The term “Intellectual Property Assets” includes:

(i)                                     the names “Advanced Control Components” and “Custom Components,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)                                  all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)                               all copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)                              all rights in mask works (collectively, “Rights in Mask Works”); and

(v)                                 all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, “Trade Secrets”) owned, used, or licensed by the Company as licensee or licensor.

(b)                                 Section 3.22(b) of the Disclosure Schedule contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which the Company is the licensee.  There are no outstanding and, to the Knowledge of Majority Owners and the Company, no Threatened disputes or disagreements with respect to any such agreement.

(c)                                  Except as set forth in Section 3.22(c) of the Disclosure Schedule, all current employees and all former employees of the Company terminated since January 1, 2006 have executed the Company’s standard form of Non-Disclosure Agreement.  No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(d)                                 Neither Parent nor the Company has any Patents or pending Patent applications.

(e)                                  (i)                                     Section 3.22(e) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks.  Except as set forth on Section 3.22(e) of the Disclosure Schedule, the Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)                                  All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)                               No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Majority Owners, no such action is Threatened with the respect to any of the Marks.

(iv)                              To the Knowledge of Majority Owners and the Company, there is no potentially interfering trademark or trademark application of any third party.

(v)                                 No Mark is infringed or, to the Knowledge of Majority Owners and the Company, has been challenged or threatened in any way.  None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(vi)                              All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f)                                    Neither Parent nor the Company has any Copyrights.

(g)                                 (i)                                     With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii)                                  Majority Owners and the Company have taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)                               The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Majority Owners and the Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(h)                                 No infringement, misappropriation or other violation of any intellectual property right of any third party has occurred or resulted in any way from the conduct of the business of Parent or the Company.  No proceedings have been instituted against or notices received by Parent, the Company or Majority Owners alleging that Parent’s or the Company’s use of any Intellectual Property Assets infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Assets.

3.23                           Information Technology.

(a)                                  The Company has taken commercially reasonable steps consistent with industry practice to maintain the material Company IT Systems (as defined below) in good working condition so as to perform information technology operations necessary for the conduct of the business of the Company as conducted on the date hereof, including as necessary for the conduct of such business as a whole, causing the material Company IT Systems to be generally available for use during normal working hours and performing reasonable back-up procedures in respect of the data critical to the conduct of its business (including such data and information that is stored on magnetic or optical media in the

Ordinary Course of Business, consistent with past practice) as conducted on the date hereof.

(b)                                 For purposes of this Agreement, “Company IT Systems” shall mean any information technology and computer systems (including computers, software, programs, databases, middleware, servers, workstations, routers, hubs, switches, data communications lines, and hardware) used in the transmission, storage, organization, presentation, generation, processing or analysis of data in electronic format, which technology and systems are necessary to the conduct of the business of the Company as conducted on the date hereof.

3.24                           Off Balance Sheet Liabilities.  Those transactions, arrangements and other relationships specifically identified in the Financial Statements or in the Disclosure Schedule, as of the date hereof, represent all transactions, arrangements and other relationships between and/or among Parent, the Company, any of their Affiliates and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Parent, the Company or any of their Affiliates.

3.25                           Certain Payments.  Since January 1, 2005, neither Parent, the Company nor any director, officer, agent, or employee of Parent or the Company, or to the Knowledge of Majority Owners, Parent and the Company, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of Parent or the Company or any Affiliate of Parent or the Company, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Parent or the Company, as applicable.

3.26                           Customer Relations.  To the Knowledge of Majority Owners and the Company, there exists no condition or state of facts or circumstances involving the Company’s customers, suppliers, distributors or sales representatives that the Company or Majority Owners can reasonably foresee could have a material adverse effect on the Company after the Closing Date.  Except as set forth in Section 3.26 of the Disclosure Schedule, the Company has complied with all terms and conditions of the sale of products to its customers including, without limitation, the delivery of finished goods from inventory, which finished goods, at the time of delivery to the customer, have not been classified as inventory on the Company’s Financial Statements for a time period in excess of the time period, if any, prescribed by the applicable customer of the Company.  To the Knowledge of Majority Owners, no customer or distributor has during the past year informed the Company of an intention to cease doing business with the Company, refused to honor a purchase commitment or advised the Company that it may cease doing business with the Company, or that it may reduce the volume of business or level of services that it does with the Company if it is acquired by Buyer or any of its Affiliates.

3.27                           Product Warranty.  Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Company Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and in accordance with GAAP.

3.28                           Product Liability.  The Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

3.29                           Export Regulation.

(a)                                  Except as set forth in Section 3.29(a) of the Disclosure Schedule, the Company is registered with the U.S. Department of State Office of Defense Trade Controls pursuant to the International Traffic in Arms Regulations, title 22, parts 120 through 130 of the Code of Federal Regulations (“ITAR”) and is, and at all times has been, in compliance with such registration and the ITAR.

(b)                                 Section 3.29(b) of the Disclosure Schedule contains a list of all of the licenses granted to or for the benefit of the Company by the U.S. Department of Commerce or any other agency of the U.S. government or of any foreign governmental authority to authorize the export or re-export of products, technology, software, services or other information from the United States or any other jurisdiction.  Other than the licenses listed on Section 3.29(b) of the Disclosure Schedule, the business, products or activities of the Company do not require any other such license, and neither Buyer nor the Company will be required to obtain any other such license or the transfer of such a license or any related consent or approval or be required to provide any related notice as a result of the completion of the transactions contemplated by this Agreement, the continued performance of Contracts or the continued conduct of the business or other activities of the Company after the Closing Date.

3.30                           Disclosure.

(a)                                  No representation or warranty of Majority Owners in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b)                                 No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c)                                  There is no fact known to Majority Owners, Parent or the Company that has specific application to Parent or the Company (other than general economic or industry conditions) and that materially adversely affects or, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

3.31                           Brokers or Finders.  Neither Majority Owners, Parent, the Company nor their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.  At the Closing, neither Parent nor the Company shall have any Liability for any costs, fees or expenses incurred by Parent or the Company or to which either Parent or the Company is obligated to pay in connection with the negotiation, execution, delivery of and performance under this Agreement, including but not limited to, fees and costs of professionals such as attorneys, bankers, consultants, accountants and financial advisors (the “Transaction Costs”).

3.32                           Seller Representations.

(a)                                  Such Seller owns beneficially and of record all of its Capital Equity of Parent or the Company, as applicable.  Each Seller has the full and unrestricted power to sell, assign, transfer and deliver its Capital Equity of Parent or the Company, as applicable, in accordance with the terms of this Agreement, free and clear of all Encumbrances and there are no claims or actions pending with respect to the title of such Seller’s Capital Equity of Parent or the Company, as applicable, except for those arising under this Agreement in favor of Buyer and applicable securities law restrictions.  Except as set forth in Section 3.3 of the Disclosure Schedule, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Capital Equity of Parent or the Company, and all such agreements will be terminated upon the Closing.

(b)                                 The execution, delivery and performance by such Seller of this Agreement and all related documents to which he or it is a party and the consummation of the transactions contemplated by this Agreement and such documents do not and will not to such Seller’s Knowledge violate any statute, rule, regulation, order or decree of any Governmental Body by which such Seller or any of its properties or assets is bound.  There is no decree, judgment, order investigation or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any Governmental Body, pending or to such Seller’s Knowledge, Threatened, to which such Seller is a party relating to the Contemplated Transactions.

(c)                                  This Agreement has been duly executed and delivered by such Seller.  This Agreement constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND EMRISE

Buyer represents and warrants to Sellers as follows:

4.1                                 Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

4.2                                 Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement.

(b)                                 Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 Investment Intent.  Buyer is acquiring the Company Shares and Parent Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4                                 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.5                                 Brokers or Finders.  Except as set forth in Schedule 4.5, neither Buyer nor any of its Affiliates nor any of their respective officers and agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

EMRISE represents and warrants to Sellers as follows:

4.6                                 Organization and Good Standing.  EMRISE is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware.

4.7                                 Authority; No Conflict.

(a)                                  The Guaranty shall constitute the legal, valid, and binding obligation of EMRISE, enforceable against EMRISE in accordance with its terms.  EMRISE has the absolute and unrestricted right, power, and authority to execute and deliver the Guaranty.

(b)                                 Except as set forth in Schedule 4.7, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer nor the execution and delivery of the Guaranty by EMRISE will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of EMRISE’S Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of EMRISE;

(iii)                               any Legal Requirement or Order to which EMRISE may be subject; or

(iv)                              any Contract to which EMRISE is a party or by which EMRISE may be bound.

Except as set forth in Schedule 4.7, EMRISE is not and will not be required to obtain any Consent from any Person in connection with the Buyer’s execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions or the execution and delivery of the Guaranty by EMRISE.

4.8                                 Certain Proceedings.  There is no pending Proceeding that has been commenced against EMRISE and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To the Knowledge of EMRISE, no such Proceeding has been Threatened.

4.9                                 SEC Documents; Financial Statements.  Except as set forth in Schedule 4.9, each statement, report, registration statement, definitive proxy statement, and other filing filed with the U.S. Securities and Exchange Commission (“SEC”) by EMRISE since January 1, 2003 (collectively the “EMRISE SEC Documents”) complies in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Securities Act of 1933, as amended (the “Securities Act”), and none of the EMRISE SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed EMRISE SEC Document.  The financial statements of EMRISE, including the notes thereto, included in the EMRISE SEC Documents (the “EMRISE Financial Statements”) are complete and correct in all material respects as of their respective dates, comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, or in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC).  The EMRISE Financial Statements fairly present the consolidated financial condition and operating results of EMRISE at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

4.10                           Absence of Undisclosed Liabilities.  EMRISE has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in EMRISE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “EMRISE Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the EMRISE Balance Sheet under United States generally accepted accounting principles, and (iii) those incurred in the ordinary course of business since the date of the EMRISE Balance Sheet and consistent with past practice.

4.11                           Approval of Senior Lender.  The Contemplated Transactions have been approved by EMRISE’s senior lender subject to satisfaction of (i) the conditions precedent set forth in Articles VII and (ii) conditions precedent to extension of credit to EMRISE set forth in the credit agreement with the senior lender.

ARTICLE V

COVENANTS OF SELLERS AND THE COMPANY PRIOR TO CLOSING

5.1                                 Access and Investigation.  Between the date of this Agreement and the Closing, Sellers and the Company will, and will cause their Representatives to, upon reasonable notice, provide Buyer and its Representatives full access during normal business hours to each of Parent’s and the Company’s premises and facilities and all books, records, contracts, financial statements and other data (financial or otherwise) regarding their respective operations, and furnish copies of all materials relating to the business, affairs, operations, properties, assets or liabilities of each of Parent and the Company; provided, however, that Buyer shall not have access to or discussion with any of the Company’s customers until immediately prior to the Closing.  Upon reasonable notice to the Company and with the Company’s prior consent and after consultation with the Company, Buyer and its Representatives shall be entitled to contact and communicate with such of the Company’s employees, officers, directors, affiliates, representatives, creditors, customers (immediately prior to the Closing), contractors and others having business relationships with the Company as Buyer shall reasonably deem necessary in connection with Buyer’s due diligence investigation, and the Company will fully cooperate with Buyer and its Representatives in such endeavors.  All such acts, investigations and contacts shall be conducted in a manner which shall not interfere unduly with the normal conduct of the business of the Company.

5.2                                 Operation of the Businesses of the Company.  Between the date of this Agreement and the Closing Date, Majority Owners and the Company will:

(a)                                  conduct the business of the Company only in the Ordinary Course of Business;

(b)                                 use commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, key employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)                                  confer with Buyer concerning operational matters of a material nature; and

(d)                                 otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3                                 Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Majority Owners and the Company will not, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 or Section 3.21 is likely to occur.

5.4                                 Required Approvals.  As promptly as practicable after the date of this Agreement, Majority Owners, Parent and the Company will make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Majority Owners, Parent and the Company will, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 and (c) cooperate with Buyer with respect to any amendments or other documentation required to be entered into pursuant to Buyer’s currently existing credit facility.

5.5                                 Disclosure Schedule.

(a)                                  Revised Disclosure Schedule.

(i)                                     Buyer and Sellers (A) acknowledge that the Disclosure Schedule is not accurate as of the date of this Agreement and (B) agree that any inaccuracies in the Disclosure Schedule as of the date of this Agreement shall not cause or constitute a breach of the Majority Owners’ Representations.

(ii)                                  As soon as possible after the date of this Agreement, Sellers shall deliver to Buyer a revised Disclosure Schedule which is accurate as of the date of delivery.

(iii)                               No later than five (5) Business Days after Buyer receives the revised Disclosure Schedule, Buyer shall provide written notice to Sellers indicating whether Buyer accepts such revised Disclosure Schedule.  Buyer shall not be obligated to accept such revised Disclosure Schedule; provided, however, that if the revised Disclosure Schedule is not acceptable, Buyer’s sole remedy shall be to terminate this Agreement without any liability to Majority Owners, Sellers or the Company.  If Buyer does not accept the revised Disclosure Schedule, such notice shall indicate Buyer’s objections to the revised Disclosure Schedule.  Buyer and Sellers shall then use their commercially reasonable efforts to resolve Buyer’s objections.  If Buyer’s objections are not resolved within five (5) Business Days, Buyer shall provide written notice which shall indicate whether Buyer elects to (A) terminate this Agreement without any liability to Majority Owners, Sellers or the Company or (B) proceed to Closing.  For the avoidance of doubt, if Buyer does not accept the revised Disclosure Schedule and the Closing occurs, any inaccuracies in the Disclosure Schedule related to the particular facts disclosed in the revised Disclosure Schedules shall not cause or constitute a breach of the Majority Owners’ Representations and Buyer shall not have any right or claim against Majority Owners or Sellers for Damages under Sections 10.2 or 10.3 on account of the particular facts disclosed in the revised Disclosure Schedule with respect to any representation or warranty affected by the revised Disclosure Schedule.

(b)                                 Notification.  Between the date of this Agreement and the Closing Date, Majority Owners, Parent and the Company will promptly notify Buyer in writing if (i) Majority Owners, Parent or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Majority Owners’ Representations as of the date of this Agreement, or (ii) any Majority Owner becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller Fundamental Representations as of the date of this Agreement, or if Majority Owners or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, Majority Owners will promptly notify Buyer of the occurrence of any breach of any covenant in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.  No such notification or disclosure by the Majority Owners or by a Seller to the Buyer shall in any manner be deemed to be a waiver by the Buyer of the condition of the Majority Owners or a Seller to satisfy the applicable representation or warranty as originally made in this Agreement at the Closing.

(c)                                  Effect of Notice.

(i)                                     For purposes of determining the accuracy of the representations and warranties of Majority Owners and Sellers contained in Article III and the Disclosure Schedule and the fulfillment of the condition precedent set forth in Section 7.1, the Disclosure Schedule delivered with respect to such representations and warranties shall be deemed to include only that information contained therein on the date of delivery of the revised Disclosure Schedule pursuant to Section 5.5(a) and as the same may be amended or supplemented by the Majority Owners or Sellers with Buyer’s written consent prior to the Closing Date.  If Buyer consents in writing to any amendment or supplement to the Disclosure Schedule delivered by Majority Owners or Sellers with respect to the representations and warranties contained in Article III and the Disclosure Schedule and the Closing occurs, then Buyer shall not have any right or claim against Majority Owners or Sellers for Damages under Sections 10.2 or 10.3 on account of the particular facts disclosed in such amendment or supplement with respect to the representation or warranty as to which such amendment or supplement is applicable.

(ii)                                  If (w) Majority Owners or Sellers provide Buyer with any written notification under this Section 5.5 of any fact, event, circumstance or condition that causes any representation or warranty made by Majority Owners or a Seller to Buyer in this Agreement or the Disclosure Schedule to become untrue or inaccurate at any time after the date of this Agreement, (x) the applicable representation and warranty was true and correct as of the date of delivery of the revised Disclosure Schedule pursuant to Section 5.5(a), (y) the applicable fact, event, circumstance or condition is not the result of Majority Owners’ or a Seller’s breach of any of its covenants or agreements contained in this Agreement, and (z) Buyer does not consent to the amendment of the Disclosure Schedule as provided for in Section 5.5(c)(i) to include the disclosure of such fact, event, circumstance or condition, then Buyer’s sole remedy shall be to terminate this Agreement without any liability to Majority Owners, Sellers or the Company.

(d)                                 Notwithstanding the foregoing provisions of this Section 5.5, Sellers shall have the right to amend Section 3.20(f) of the Disclosure Schedule without the consent of Buyer (which shall not constitute a breach of any provision of this Agreement); provided, that the aggregate amount of the Employee Retention Bonuses is not greater than $400,000 and the Employee Retention Bonus for any single employee is not greater than one year’s annual salary for such employee.

5.6                                 Payment of Indebtedness.  Except as expressly provided in this Agreement, Majority Owners will cause all indebtedness owed to Parent or the Company by any Majority

Owner or any Related Person of any Majority Owner to be paid in full prior to Closing.  Prior to Closing, the Company shall have repaid the amount of the Company’s debt to its officers, which amount equals approximately $238,000.

5.7                                 Audited Financial Statements.  On or prior to the later of (i) the Closing Date and (ii) the date ninety (90) days after the date of this Agreement, Majority Owners shall deliver to Buyer, (a) consolidated audited financial statements of Parent and (b) audited financial statements of the Company, each of which shall cover the nine month period ended March 31, 2008 (collectively the “Post-Execution Audited Financial Statements”). All expenses of any and all audits of Parent’s and the Company’s financial statements as described above shall be borne by the Company.  Majority Owners shall seek and obtain the consent of the Company’s auditors to the inclusion of all consolidated audited financial statements of Parent, together with the auditors’ reports thereon, in any and all reports filed by EMRISE with the Securities and Exchange Commission.

5.8                                 No Negotiation.  Neither Sellers, Parent, the Company nor any of their respective Affiliates, Representatives, officers, employees, directors or agents shall, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer (an “Acquisition Proposal”) from any Person (including any of their officers, directors, employees, agents and other representatives) relating to any liquidation, dissolution, recapitalization of, or acquisition or purchase of, all or substantially all of the assets of, or any amount of Capital Equity of, Parent or the Company or relating to any other similar transaction or combination involving Parent or the Company, (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, any of the foregoing, or (c) otherwise enter into an agreement with any other Person to do or seek to do any of the foregoing.  In furtherance of the forgoing, Sellers, Parent the Company and their respective Affiliates, Representatives, officers, employees, directors or agents shall immediately cease, and cause their directors and officers to cease, and cause to be terminated, any and all discussions and negotiations with third parties (other than Buyer and its representatives) regarding any Acquisition Proposal other than the transaction proposed in this Agreement or any similar transaction with Buyer.  Majority Owners will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

5.9                                 Commercially Reasonable Efforts.  Between the date of this Agreement and the Closing Date, Majority Owners, Parent and the Company will use commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.

ARTICLE VI

COVENANTS OF BUYER PRIOR TO CLOSING DATE

6.1                                 Required Approvals.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions.  Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and

(ii) cooperate with Majority Owners and the Company in obtaining all consents identified in Section 3.2 of the Disclosure Schedule; provided, however, that this Agreement will not require Buyer to dispose of or make any change in any portion of its business.  As promptly as practicable after the date of this Agreement, Buyer will, and will cause its Affiliates to, use their commercially reasonable efforts to obtain all consents identified in Schedule 4.2 and to amend EMRISE’s existing credit facility to the extent necessary in order to consummate the Contemplated Transactions.

6.2                                 Commercially Reasonable Efforts.  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use commercially reasonable efforts to cause the conditions in Articles VII and VIII to be satisfied.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Parent Shares and Company Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived in writing by Buyer, in whole or in part):

7.1                                 Accuracy of Representations.  Subject to Section 5.5, all of the Sellers’ representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been accurate in all respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2                                 Sellers’, Parent’s and the Company’s Performance.

(a)                                  All of the covenants and obligations that the Sellers, Parent or the Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) must have been duly performed and complied with in all material respects.

(b)                                 Each document required to be delivered pursuant to Section 2.4(a) must have been delivered, and each of the other covenants and obligations in Article V must have been performed and complied with in all respects.

7.3                                 Customer Interviews.  Subject to Section 5.1, Buyer shall have obtained reasonable comfort from a limited number of the Company’s major customers who are anticipated by the Company to be purchasers of the Company’s products during the two (2) year period after the Closing, that such customers intend to purchase such products approximately in amounts anticipated by the Company during such period.

7.4                                 Approvals.  The Contemplated Transactions shall have been approved by EMRISE’s senior lender.

7.5                                 Consents.  Each of the Consents identified in Section 3.2(c) of the Disclosure Schedule and each Consent identified in Schedule 4.2 must have been obtained and must be in full force and effect.

7.6                                 Environmental Matters.  The Company shall comply with the Industrial Site Recovery Act, NJSA 13:1K-1 et. seq., in connection with sale of the Company Shares pursuant to this Agreement.

7.7                                 Additional Documents.  Each of the following documents must have been delivered to Buyer:

(a)                                  an opinion of Giordano Halleran & Ciesla, P.C., dated as of the Closing Date, in the form set forth on Exhibit 7.7(a); and

(b)                                 such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Sellers’ representations and warranties, (ii) evidencing the performance by the Sellers, Parent and the Company of, or the compliance by the Sellers, Parent and the Company with, any covenant or obligation required to be performed or complied with by the Sellers and the Company, as applicable, (iv) evidencing the satisfaction of any condition referred to in this Article VII, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.8                                 No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.9                                 No Claim Regarding Stock Ownership or Sale Proceeds.  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Parent or the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Parent Shares or Company Shares.

7.10                           Forecasts.  Buyer and Sellers shall have mutually agreed upon forecasts of working capital, capital expenditures and leased versus purchased assets which are consistent with the Forecasts.

7.11                           Employee Retention Bonus Agreements.  Buyer shall have received a confidential employee retention bonus agreement in the form of Exhibit 7.11 (a “Confidential Employee Retention Bonus Agreement”), executed by each employee who has agreed to receive an Employee Retention Bonus (but only those employees who have agreed to receive an Employee Retention Bonus). For the avoidance of doubt, the Company shall only be obligated to pay Employee Retention Bonuses to employees of the Company who have executed an Employee Retention Bonus Agreement.

7.12                           No Prohibition.  Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

ARTICLE VIII

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Parent Shares and Company Shares, as applicable, and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived only by Majority Owners in whole or in part):

8.1                                 Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been accurate in all respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2                                 Buyer’s Performance.

(a)                                  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually) must have been performed and complied with in all material respects.

(b)                                 Buyer must have delivered each of the documents required to be delivered by, and must have made the cash payments require to be made, pursuant to Section 2.4(b).

8.3                                 Approval.  The Contemplated Transactions shall have been approved by EMRISE’s senior lender.

8.4                                 Consents.  Each of the Consents identified in of Section 3.2(c) of the Disclosure Schedule and Schedule 4.2 must have been obtained and must be in full force and effect.

8.5                                 Environmental Matters.  The Company shall comply with the Industrial Site Recovery Act, NJSA 13:1K-1 et. seq., in connection with sale of the Company Shares pursuant to this Agreement.

8.6                                 No Injunction.  There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Parent Shares or Company Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.7                                 No Proceedings.  Since the date of this Agreement, there must not have been commenced or Threatened against any of the Sellers, or against any Person affiliated with a Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.8                                 Additional Documents.  Each of the following documents must have been delivered to Sellers:

(a)                                  an opinion of Rutan & Tucker, LLP, dated as of the Closing Date, in the form set forth on Exhibit 8.8(a); and

(b)                                 such other documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any of Buyer’s representations and warranties, (ii) evidencing the performance by Buyer of, or the compliance by Buyer, with any covenant or obligation required to be performed or complied with by Buyer, as applicable, (iv) evidencing the satisfaction of any condition referred to in this Article VIII, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.9                                 Forecasts.  Buyer and Sellers shall have mutually agreed upon forecasts of working capital, capital expenditures and leased versus purchased assets which are consistent with the Forecasts.  Sellers make no representations or warranties of any nature whatsoever regarding the Forecasts and shall not be liable to Buyers for any variance from the Forecasts.

8.10                           Employee Retention Bonus Agreements.  Sellers shall have received an Employee Retention Bonus Agreement, executed by each employee who has agreed to receive an Employee Retention Bonus (but only those employees who have agreed to receive an Employee Retention Bonus).

8.11                           No Material Adverse Change.  Since the date of this Agreement, there must not been any material adverse change in the business, operations, properties, prospects, assets, or condition of EMRISE.

ARTICLE IX

TERMINATION

9.1                                 Termination Events.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                                  by the mutual written consent of Buyer and Majority Owners;

(b)                                 by Buyer if there has been a misrepresentation or a breach of warranty or a breach of a covenant in any case by the Sellers or the Company in the representations and warranties or covenants of any of them set forth in this Agreement, which in the case of any breach of covenant has not been cured, if curable, within fifteen (15) business days after written notification of such breach by Buyer to Sellers;

(c)                                  by Sellers if there has been a misrepresentation or a breach of warranty or a breach of a covenant by Buyer in the representations and warranties or covenants of Buyer set forth in this Agreement, which in the case of any breach of covenant has not been cured, if curable, within fifteen (15) business days after written notification of such breach by Sellers to Buyer; or

(d)                                 by either Buyer or Sellers if the transactions contemplated by this Agreement have not been consummated by August 15, 2008;

provided, however, that the party electing termination pursuant to this Section 9.1 is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.  In the event of the termination of this Agreement pursuant to this Section 9.1, written notice of such termination (describing in reasonable detail the basis for such termination) shall immediately be delivered to the other Parties.

9.2                                 Effect of Termination.  Each of Buyer’s and Sellers’ right of termination under Section 9.1 is in addition to any other rights any Party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X

INDEMNIFICATION; REMEDIES

10.1                           Survival; Right to Indemnification Not Affected by Knowledge.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement shall survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations shall not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation; provided, that no Indemnified Person or Seller shall have any right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and liabilities if Buyer or Seller (i) has Knowledge of any such breach as of the date of this Agreement or (ii) obtains Knowledge of any such breach during the period between the date of this Agreement and the Closing Date and the Closing occurs.

10.2                           Indemnification and Payment of Damages by Majority Owners.  Majority Owners shall jointly and severally indemnify and hold harmless Buyer, Parent, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and shall pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                                  subject to Section 5.5, any breach of any of the Majority Owners’ Representations made in this Agreement, the Disclosure Schedule or any other certificate or document delivered by Majority Owners pursuant to this Agreement; provided, however, that Majority Owners’ indemnification obligation pursuant to this Section 10.2 with respect to Section 3.22(h) shall be limited to one-half (1/2) of any Damages of the Indemnified Persons;

(b)                                 any breach of any of the Majority Owners’ Representations made by Majority Owners in this Agreement as if such Majority Owners’ Representations were made on and as of the Closing Date;

(c)                                  any breach by Majority Owners of any covenant or obligation of Majority Owners in this Agreement;

(d)                                 any Liability related to the Employee Retention Bonuses (except for payment of the Employment Retention Bonuses pursuant to the terms of the Employee Retention Bonus Agreements); and

(e)                                  any Liability related to compliance with the required follow up actions set forth in that certain letter from the Office of Defense Trade Controls Compliance dated March 29, 2007.

10.3                           Indemnification and Payment of Damages by Sellers.  Sellers shall severally indemnify and hold harmless the Indemnified Persons for, and shall pay to the Indemnified Persons the amount of, any Damages, arising, directly or indirectly, from or in connection with any breach of any Seller Fundamental Representation made by such Seller in this Agreement; provided, however, that the time limitations set forth in Section 10.5 and the amount limitations set forth in Section 10.6 do not apply to this Section 10.3, except with respect to Section 3.32(b).

10.4                           Indemnification and Payment of Damages by Buyer.  Buyer will indemnify and hold harmless Sellers, and shall pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5                           Time Limitations.  Majority Owners shall have no liability (for indemnification or otherwise) with respect to any claim for indemnification pursuant to Section 10.2(a), (b) or (c), unless on or before the second anniversary of the Closing Date, Buyer notifies Majority Owners of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that any claim with respect to Section 3.3 (Capitalization), 3.6(a), (b) and (c) (Title to Assets), Section 3.11 (Taxes), Section 3.13 (Employee Benefits), Section 3.19 (Environmental) or Section 3.29 (Export Regulation), any Seller Fundamental Representation (excluding Section 3.32(b)), or any claim of fraud or intentional misrepresentation, may be made at any time up to the expiration of all applicable statutes of limitation.  Buyer shall have no liability (for indemnification or otherwise) with respect to any claim for indemnification pursuant to Section 10.4, unless on or before second anniversary of the Closing Date Majority Owners notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Majority Owners.

10.6                           Limitations on Amount.  Notwithstanding anything in this Agreement to the contrary, Majority Owners and Sellers with respect to Section 3.32(b) shall have no liability for indemnification under Section 10.2 until all claims for indemnification against Majority Owners and Sellers with respect to Section 3.32(b) exceed One Hundred Thousand Dollars ($100,000) (the “Aggregate Basket”).  Once the aggregate claims for indemnification against Majority Owners and Sellers with respect to Section 3.32(b) exceed the Aggregate Basket, then Buyer shall be entitled to recover the amount of such Aggregate Claims under Section 10.2 (subject to the limitations contained in Section 10.5) in excess of the Aggregate Basket; provided, however, that except as provided in the following sentence, the aggregate liability for indemnity claims under Section 10.2 shall not exceed Five Million Dollars ($5,000,000) (the “Liability Cap”).  Notwithstanding the foregoing, any claims for indemnity by Buyer under this Agreement relating to fraud or the Company’s federal and state tax deduction relating to the Company’s 2007 inventory reserve deduction shall not be subject to the Aggregate Basket, but shall be paid in full immediately and shall not be subject to the Liability Cap.

10.7                           Limitations on Amount—Buyer.  Buyer shall have no liability for indemnification with respect to the matters described in clause (a) or (b) of Section 10.4 until all claims for indemnification against the Buyer exceed the Aggregate Basket.  Once the aggregate claims for indemnification against the Buyer exceed the Aggregate Basket, then Sellers shall be entitled to recover the entire amount of such Aggregate Claims under the applicable provision of Section 10.4; provided, however, that except as provided in the following sentence, the aggregate liability for indemnity claims under Section 10.4 shall not exceed the Liability Cap.  The amount limitations with respect to the Aggregate Basket and Liability Cap shall not apply to any Damages relating to (i) a breach by Buyer of any covenant or obligation in connection with the determination and calculation of and payment of the Purchase Price, including, without limitation, with respect to the Subordinated Contingent Notes, the Deferred Purchase Price, and the operation of the Company in accordance with the standards set forth in Exhibit 2.6(f) attached hereto, (ii) any claims for indemnity by Sellers under this Agreement relating to fraud, and (iii) any Taxes incurred and payable by the Company or the Parent from and after the Closing.

10.8                           Right of Set-off.  Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set-off any amount to which it may be entitled under this Article X against amounts otherwise payable to Sellers under this Agreement, including but not limited to, the Deferred Purchase Price and the Subordinated Contingent Notes; provided, however, that Buyer shall not exercise such right of set-off until there shall have been a final and binding determination by a court of competent jurisdiction which is not subject to appeal as to the validity of any claim of set-off before Buyer exercises its right of set-off.  Neither the exercise of nor the failure to exercise such right of set-off shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.  Notwithstanding anything herein to the contrary, Buyer’s right to indemnification under this Article X shall not be limited to the funds utilized pursuant to and in accordance with this Section 10.8.  If any portion of this Section 10.8 is held to be invalid or unenforceable by any court of competent jurisdiction, then the Parties hereto agree to take all reasonable steps so as to cause this Section 10.8 to be held as a valid and enforceable provision.

10.9                           Procedure For Indemnification—Third-Party Claims.

(a)                                  Promptly after receipt by an indemnified party under Article X of notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party shall not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)                                 If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party shall, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it shall be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party shall have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten Business Days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party shall be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)                                  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party shall not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.10                     Procedure For Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

10.11                     Sole Remedy.  From and after the Closing, the remedies provided in this Article X shall be the sole remedy of the Indemnified Persons and Sellers for any claim arising out of this Agreement and the transactions contemplated hereby or any law or legal theory applicable thereto, including the breach of any representation, warranty or covenant contained in this Agreement and Schedules to this Agreement; provided, that nothing contained in this Agreement shall limit or impair any right that any Indemnified Person or Seller may have to sue and obtain equitable relief, including specific performance and other injunctive relief or any right or remedy that any Indemnified Person or Seller may have against Majority Owners, Sellers or Buyer on account of fraud.

10.12                     Insurance and Third Party Recoveries.  Any Damages for which indemnification is provided to any Indemnified Person or Seller under this Article X shall be net of any amounts actually recovered by an Indemnified Person or Seller from third parties (including amounts actually recovered under insurance policies) with respect to such Damages after having subtracted from the amounts so recovered the costs incurred by an Indemnified Person or Seller in pursuing such recovery.

10.13                     Tax Benefit.  The Parties agree to treat any payment made pursuant to this Article X as an adjustment to the Purchase Price for Federal, State and local income tax purposes.  In the event that an Indemnified Person or Seller receives a Tax benefit in respect to any Damages for which an indemnification payment would be made hereunder, such indemnification payment shall be calculated net of any such Tax benefit (after considering any Tax detriment from receipt of such indemnification payment.

10.14                     Continuation of Director and Officer Indemnity.

(a)                                  From and after the Closing and until the sixth (6th) anniversary of the Closing, the Company and Parent shall maintain all rights of indemnification (including rights to advancement of expenses and exculpation from liability) existing in favor of the present and former directors, officers, employees and agents of the Company and Parent on terms no less favorable than those provided in the certificate of incorporation or by-laws of the Company as in effect on the date of this Agreement with respect to matters occurring prior to the Closing.

(b)                                 In the event that the Company, Parent, Buyer or EMRISE or any of their successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, proper provision shall be made so that any such successor and assign honors the indemnification and insurance obligations set forth in this Section 10.14.

ARTICLE XI

TAX MATTERS

11.1                           Tax Returns.

(a)                                  Buyer shall cause Parent and the Company to prepare and file or cause to be prepared and filed all Tax Returns for each of Parent and the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date.  Buyer shall permit Majority Owners to review and approve each such Tax Return described in the preceding sentence a reasonable period of time prior to filing, which approval shall not be unreasonably withheld.

(b)                                 Buyer shall cause Parent and the Company to prepare and file or cause to be prepared and filed all Tax Returns of each of Parent and the Company for Straddle Periods.  Buyer shall permit Majority Owners to review and approve each such Tax Return described in the preceding sentence a reasonable period of time prior to filing, which approval shall not be unreasonably withheld.

(c)                                  Buyer and Majority Owners shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Buyer and Majority Owners agree (i) to retain all books and records with respect to Tax matters pertinent to each of Parent and the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, the Company, Buyer or Majority Owners, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other Parties so requests, Buyer or Majority Owners, as the case may be, shall allow the other party to take possession of such books and records.

(d)                                 Buyer and Majority Owners shall, upon request, provide the other Party with all information that either Party may be required to report pursuant to § 6043 of the Code and all Treasury Regulations promulgated thereunder.

(e)                                  To the extent Buyer does not approve a Tax Return pursuant to Section 11.1(a) or 11.1(b) and Majority Owners do not agree to the changes suggested by Buyer, the dispute shall be submitted to BDO Seidman, LLP (the “Arbitrator”), within five (5) Business Days of the date on which Majority Owners do not agree to make such changes.  The Arbitrator shall resolve any disputed items within fifteen (15) Business Days of having the item referred to it (and in any case at least three Business Days prior to the time in which such Tax Return must be filed (taking into accounts all extensions that are available without incurring penalties or additional Taxes)) pursuant to such procedures as it may require.  The Parties shall promptly act to implement the decision of the Arbitrator.  The costs, fees and expenses of the Arbitrator shall be borne equally by Majority Owners and Buyer unless the Arbitrator determines that a Party’s position was unreasonable or not in good faith.

11.2                           Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the Acquisition or imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be paid by Majority Owners.

11.3                           Tax-Sharing Agreements.  All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

ARTICLE XII

GENERAL PROVISIONS

12.1                           Expenses.  Buyer and the Company (for itself and Sellers) shall bear and pay all costs and expenses (including legal and accountants’ fees and expenses and broker fees) incurred by such Party in connection with this Agreement and the Contemplated Transactions.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

12.2                           Public Announcements.  Neither Buyer, Parent nor the Company nor any of their respective subsidiaries, affiliates, officers, directors, employees, agents or shareholders shall, without the prior written consent of the other, make any public statement or announcement or any release to trade publications or through the press or otherwise, or (except as contemplated by Section 5.1) make any statement to any third party with respect to the Contemplated Transactions

(including, without limitation, with respect to the entering into of this Agreement and the terms hereof) except as may be necessary to comply with the requirements of any law, governmental order or regulation, stock exchange rule or regulation or legal proceeding, and then only after notice to the other party.

12.3                           Confidentiality.  Between the date of this Agreement and the Closing Date, Buyer and Majority Owners will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Majority Owners and the Company to maintain in confidence, any written, oral, or other information furnished by another party, in connection with this Agreement or the Contemplated Transactions.  If the Contemplated Transactions are not consummated, each Party will return or destroy as much of such written information as the other Party may reasonably request.  Further, between the date of this Agreement and Closing, each Majority Owner agrees that he shall not, and shall use his Best Efforts to ensure that any Majority Owner Related Person does not, purchase, sell or otherwise trade in Buyer’s stock, which is publicly traded on NYSE Arca.

12.4                           Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Couse or J. Couse:	Thomas P. M. Couse or Joanne Couse 1 Waltham Way Jackson, NJ 08527 Telephone: (732) 928-0654 Facsimile: (732) 928-0654

with a copy to (which does not constitute notice):

Giordano Halleran & Ciesla, P.C. 125 Half Mile Road P.O. Box 190 Middletown, NJ 07748 Attention: John A. Aiello, Esq. Telephone: (732) 741-3900 Telecopy: (732) 224-6599

Brand:	Charles S. Brand 175 Boundary Road Colts Neck, NJ 07722 Telephone: (732) 431-4175

Gaffney:	Michael Gaffney 20 Cedarview Avenue Jackson, NJ 08527 Telephone: (732) 833-7887

The Company (prior to Closing):	Advanced Control Components, Inc. 611 Industrial Way Eatontown, NJ 07724 Attention: Charles S. Brand Telephone: (732) 460-0212 Facsimile: (732) 460-0214

Parent (prior to Closing):	Custom Components, Inc. 611 Industrial Way Eatontown, NJ 07724 Attention: Charles S. Brand Telephone: (732) 460-0212 Facsimile: (732) 460-0214

Buyer:	EMRISE Electronics Corporation 9485 Haven Avenue, Suite 100 Rancho Cucamonga, CA 91730 Attention: Carmine T. Oliva Telephone: (909) 987-9220 Facsimile: (909) 354-3568

with a copy to (which does not constitute notice):

Rutan & Tucker, LLP 611 Anton Boulevard, Suite 1400 Costa Mesa, CA 926126 Attention: Larry A. Cerutti, Esq. Telephone: (714) 641-3450 Telecopy: (714) 556-9035

12.5                           Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the Delaware Court of Chancery located in New Castle County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

12.6                           Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and

(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.7                           Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.8                           Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter (including the Nonbinding Agreement in Principle among Buyer, Parent, the Company, and Majority Owners dated February 8, 2008) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

12.9                           Disclosure Schedule.

(a)                                  The disclosures in the Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)                                 In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.10                     Assignments, Successors, and No Third-Party Rights.  Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This

Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.11                     Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.12                     Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” and “Section” or “Sections” refer to the corresponding Article or Articles and Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.13                     Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.14                     Governing Law.  This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.

12.15                     Specific Performance.  All of the Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, all of the Parties agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy.

12.16                     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, MAJORITY OWNERS HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

12.17                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	EMRISE ELECTRONICS
CORPORATION, a New Jersey corporation

By:
Carmine T. Oliva,
President and Chief Executive Officer

EMRISE:	EMRISE CORPORATION, a Delaware corporation

By:
Carmine T. Oliva,
President and Chief Executive Officer

COUSE:
THOMAS P. M. COUSE

J. COUSE:
JOANNE COUSE

GAFFNEY:
MICHAEL GAFFNEY

THE COMPANY:	ADVANCED CONTROL COMPONENTS,
INC., a New Jersey corporation

By:
Charles S. Brand,
Chief Executive Officer

[Signatures continued on the following page.]

BRAND:
CHARLES S. BRAND

PARENT:	CUSTOM COMPONENTS, INC.,
a New Jersey corporation

By:
Charles S. Brand, President